Exhibit 10.2

EXECUTION VERSION

TARGA RESOURCES INVESTMENTS INC.

AMENDED AND RESTATED

STOCKHOLDERS’ AGREEMENT

DATED AS OF OCTOBER 28, 2005

		Page
	ARTICLE I
	DEFINITIONS AND RELATED MATTERS

Section 1.1	Definitions	2
Section 1.2	Related Definitional Matters	10
Section 1.3	Capital Stock Subject To Agreement	10

	ARTICLE II
	STOCKHOLDERS

Section 2.1	Stockholders	11
Section 2.2	Preemptive Rights For Capital Stock Issued By The Company	11

	ARTICLE III
	RESTRICTIONS ON DISPOSITIONS OF CAPITAL STOCK

Section 3.1	Restrictions On Dispositions	13
Section 3.2	Permitted Transfers	15
Section 3.3	Notice Of Right Of First Refusal For Stock Held By Management Stockholders or Investor Stockholders (other than the Warburg Group)	16
Section 3.4	Rights Of First Refusal For Stock Held By Management Stockholders or Investor Stockholders (other than the Warburg Group) — Primary Right Of First Refusal	17
Section 3.5	Rights Of First Refusal For Stock Held By Management Stockholders or Investor Stockholders (other than the Warburg Group) — Secondary Right Of First Refusal	17
Section 3.6	Certain Rights of Inclusion	18
Section 3.7	Drag-Along Rights	19
Section 3.8	Involuntary Transfers	22
Section 3.9	Endorsement Of Stock Certificates	22
Section 3.10	Specific Performance	23
Section 3.11	Government Compliance	23
Section 3.12	Fractional Shares	23

	ARTICLE IV
	COMPANY RIGHTS AND OBLIGATIONS

Section 4.1	Vesting And Repurchase Of Management Stock; Granting of Stock Options	24
Section 4.2	Repurchase Option For and Forfeiture of Management Stock and Other Capital Stock	24
Section 4.3	Financial Reports	27
Section 4.4	Additional Covenants	28

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AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDERS’ AGREEMENT (this “Agreement”) is made and entered into this 28th day of October 2005, among Targa Resources Investments Inc., a Delaware corporation (the “Company”), and the stockholders of the Company whose names appear on the signature page hereto and such other Persons who become parties hereto after the date hereof by executing an addendum agreement as provided herein (collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, certain of the parties hereto entered into that certain Amended and Restated Stockholders’ Agreement dated as of April 16, 2004 (the “Original Agreement”) setting forth their respective rights and obligations in connection with their investment in the Targa Resources, Inc., a Delaware corporation (“Targa”), and restricting their ability to sell, assign, transfer, encumber or otherwise dispose of certain of their shares of capital stock of Targa;

WHEREAS, prior to the date hereof, Warburg Pincus Netherlands Private Equity VIII II, C.V. (“WP Netherlands VIII II”) agreed to transfer all assets and liabilities and all rights and obligations held by or on behalf of WP Netherlands VIII II as a going concern to or for the benefit of Warburg Pincus Netherlands Private Equity VIII I, C.V. (“WP Netherlands VIII I”), including all shares of capital stock of Targa formerly held by WP Netherlands VIII II;

WHEREAS, the Company is incorporated under the laws of the State of Delaware with an authorized capitalization of (i) 90,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), one share of which is issued and outstanding as of the date hereof, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), of which 1,350,500 shares have been designated the Series A Convertible Participating Preferred Stock (the “Series A Preferred”), an aggregate of 1,350,500 shares of which were issued pursuant to the Merger (as defined below) and are outstanding as of the date hereof, and 6,650,000 shares will have been designated the Series B Convertible Participating Preferred Stock (the “Series B Preferred”) before the Closing, an aggregate of 3,253,406 shares of which will be issued pursuant to the Reclassification (as defined below) and will be issued and outstanding before the Closing, and up to 3,200,000 additional shares of Series B Preferred which will be issued and sold pursuant to that certain Stock Purchase Agreement of even date herewith among the Company and the investors listed on Annex A and Annex B thereto (the “Stock Purchase Agreement”);

WHEREAS, as a result of the merger of Targa Resources Merger Sub Inc., a Delaware corporation, with and into Targa (the “Merger”), all of the outstanding shares of capital stock of Targa were converted into capital stock of the Company;

WHEREAS, following the Merger and immediately prior to the Closing, the stockholders of the Company intend to authorize a reclassification of the Company (the “Reclassification”) pursuant to which the shares of the Company’s Series A Preferred and common stock issued to the former stockholders of Targa pursuant to the Merger will be converted into Series B Preferred (such shares of Series B Preferred issued or reserved for issuance in connection with the recapitalization of the Company being referred to herein as the “Exchange Shares”);

WHEREAS, in connection with the Reclassification and pursuant to the terms of the Targa 2004 Stock Incentive Plan (as assumed by the Company), each then outstanding option to acquire a share of Common Stock will become an option to acquire 0.117549 shares of Series B Preferred and the exercise price thereof will be adjusted to become the result of multiplying the then exercise price of $8.50 per share by 8.507097;

WHEREAS, the stockholders of the Company, including the parties to the Original Agreement, desire to enter into this Agreement for the purpose of amending and restating and superseding and replacing the Original Agreement;

WHEREAS, each of the Stockholders (other than Persons who become Stockholders after the Closing) is, or will be upon consummation of the Closing, the owner of the number of shares of such issued and outstanding Common Stock and/or Series B Preferred of the Company set forth opposite such Stockholder’s name on Exhibit A hereto, which exhibit shall be amended from time to time to reflect the shares of Common Stock and Series B Preferred owned by the Stockholders and their Permitted Transferees (as defined herein);

WHEREAS, the parties hereto deem it in their best interests and in the best interests of the Company to set forth their respective rights and obligations in connection with their investment in the Company; and

WHEREAS, the parties hereto also desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of Common Stock and Series B Preferred, as well as shares of Capital Stock (as defined herein) that may be issued hereafter, and to provide for certain rights and obligations in respect thereto as hereinafter provided.

NOW, THEREFORE, the Original Agreement is hereby amended and restated in its entirety as follows, is hereby superceded in its entirety by this Agreement and is hereby of no further force or effect; and

NOW, THEREFORE, for and in consideration of the mutual agreements and understandings set forth herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND RELATED MATTERS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the respective meanings set forth below:

“AFFILIATE” shall mean, when used with respect to a specified Person, any Person which (a) directly or indirectly controls, is controlled by or is under common control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such Person, or of a Person described in clause (a) of this sentence or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b) of this sentence.

“AGREEMENT” shall have the meaning set forth in the preamble of this Agreement.

“APPROVED SALE” shall have the meaning set forth in Section 3.7(a) of this Agreement.

“AUDIT COMMITTEE” shall have the meaning set forth in Section 5.2(d) of this Agreement.

“AVAILABLE SHARES” shall mean shares of Management Stock, including both Vested Shares and Unvested Shares, and any other Capital Stock, including without limitation shares of Series B Preferred and Option Shares, held by a Management Stockholder (in each case including shares transferred to the Management Stockholder’s Permitted Transferees and excluding shares forfeited pursuant to Section 4.2(a)).

“BUSINESS DAY” shall mean any day other than a Saturday, a Sunday, or a holiday on which national banking associations in the State of New York are authorized by Law to close.

“BYLAWS” shall mean the Company’s bylaws, certified by the secretary of the Company, as amended from time to time.

“CAPITAL STOCK” shall mean any and all shares of capital stock of, or other equity interests in, the Company, and any and all warrants, options, or other rights to purchase or acquire any of the foregoing.

“CAUSE” shall mean discharge by the Company on the following grounds:

(i) An employee’s gross negligence or willful misconduct in the performance of duties.

(ii) Conviction of a felony or other crime involving moral turpitude.

(iii) Any employee’s willful refusal, after fifteen days’ written notice from the Board of Directors, to perform the material lawful duties or responsibilities required of him.

(iv) Willful and material breach of any corporate policy or code of conduct established by the Company.

(v) Willfully engaging in conduct that is known or should be known to be materially injurious to the Company or any of its subsidiaries.

“CERTIFICATE OF DESIGNATIONS” shall mean the Certificate of Designations, Preferences and Rights of the Series B Preferred, as amended from time to time in accordance therewith and with this Agreement.

“CERTIFICATE OF INCORPORATION” shall mean the Company’s Certificate of Incorporation, including all certificates of designation, as amended from time to time in accordance therewith and with this Agreement.

“CHANGE OF CONTROL” means, in one transaction or a series of related transactions, a consolidation, merger or any other form of corporate reorganization involving the Company or a sale of Series B Preferred Stock (or a sale of Common Stock following conversion of the Series B Preferred Stock) by Stockholders with the result immediately after such merger, consolidation, corporate reorganization or sale that (i) a single Person, together with its Affiliates, owns, if prior to a Qualified Public Offering, either a greater number of shares of Common Stock (calculated assuming that all shares of Series B Preferred Stock have been converted at the Conversion Ratio) than Warburg and its Affiliates then own or, in the context of a consolidation, merger or other corporate reorganization in which the Company is not the surviving entity, more voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity) than Warburg and its Affiliates then own or, if on or after a Qualified Public Offering, either a majority of the Common Stock calculated on a fully-diluted basis (i.e. on the basis that all shares of Series B Preferred have been converted at the Conversion Ratio, that all Management Stock is outstanding, whether vested or not, and that all outstanding options to acquire Common Stock had been exercised (whether then exercisable or not)) or, in the context of a consolidation, merger or other corporate reorganization in which the Company is not the surviving entity, a majority of the voting stock generally entitled to elect directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity) calculated on a fully diluted basis and (ii) Warburg and its Affiliates collectively own less than a majority of the Initial Shares owned by them or, in the event such Initial Shares are converted or exchanged into other voting securities of the Company or such surviving or parent entity, less than a majority of such voting securities Warburg and its Affiliates would have owned had they retained all such Initial Shares.

“CLOSING” shall have the meaning set forth in the Stock Purchase Agreement.

“COMMON STOCK” shall have the meaning set forth in the recitals of this Agreement.

“COMPANY” shall have the meaning set forth in the preamble of this Agreement.

“COMPENSATION COMMITTEE” shall have the meaning set forth in Section 5.2(d) of this Agreement.

“CONFIDENTIAL INFORMATION” shall have the meaning set forth in Section 6.14 of this Agreement.

“CONTRACTUAL MANAGEMENT RIGHTS” shall have the meaning set forth in Section 5.9 of this Agreement.

“CONVERSION RATIO” shall, with respect to any share of Series B Preferred, have the meaning set forth in the Certificate of Designations.

“DISABILITY” shall mean a Management Stockholder’s becoming incapacitated by accident, sickness or other circumstance which renders him or her mentally or physically incapable of performing his or her duties with the Company on a full-time basis for a period of at least 180 days during any 12-month period.

“DISPOSITION” shall mean any direct or indirect transfer, sale, assignment, hypothecation, gift, inter vivos transfer, pledge, hedge, mortgage or other encumbrance, or any other disposition, of Capital Stock (or assets, as the case may be) whatsoever, whether voluntary or involuntary.

“DRAG-ALONG TRANSACTION” shall mean (i) any consolidation, merger or other business combination involving the Company in which all Capital Stock is exchanged or converted into cash, securities of another corporation or business organization or other property, (ii) a Disposition of all or substantially all of the assets of the Company to be followed promptly by a liquidation of the Company or a distribution to the Stockholders of all or substantially all of the net proceeds of such Disposition (after payment of applicable Company obligations), or (iii) the sale by all the Stockholders of all their Capital Stock (with the possible exception of vested or unvested stock options outstanding immediately prior to such sale which may remain outstanding immediately after such sale).

“ELECTION NOTICE” shall have the meaning set forth in Section 3.5(a) of this Agreement.

“EXCHANGE ACT” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor statute thereto.

“EXCHANGE SHARES” shall have the meaning set forth in the recitals to this Agreement.

“EXCLUDED SECURITIES” shall have the meaning set forth in Section 2.2(d) of this Agreement.

“FIRST REFUSAL NOTICE DATE” shall have the meaning set forth in Section 3.3(b) of this Agreement.

“INCLUSION NOTICE” shall have the meaning set forth in Section 3.6(b) of this Agreement.

“INCLUSION RIGHT” shall have the meaning set forth in Section 3.6(c) of this Agreement.

“INDEPENDENT NOMINEES” shall have the meaning set forth in Section 5.2(a)(iii) of this Agreement.

“INITIAL SHARES” shall mean all of the shares of Capital Stock outstanding immediately following the Closing.

“INVESTOR STOCKHOLDERS” shall mean the Stockholders designated as such on Exhibit A hereto as amended and updated from time to time as provided for herein.

“INVOLUNTARY TRANSFER” shall mean a Disposition resulting from (i) the death of a Stockholder, (ii) bankruptcy proceedings involving a Stockholder, (iii) the entry of a divorce decree directly involving such Stockholder, (iv) the execution of either a judgment or a foreclosure by a court of Law against such Stockholder or (v) any other event that forces such Stockholder to transfer any of its Capital Stock to a third party, including events occurring by operation of Law.

“INVOLUNTARY TRANSFER NOTICE” shall have the meaning set forth in Section 3.8(a) of this Agreement.

“IRA” shall have the meaning set forth in Section 4.4(c) of the Agreement.

“LAW” shall mean any applicable constitutional provision, statute, act, code, law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign or international governmental authority or any political subdivision thereof and shall include, for the avoidance of any doubt, the U.S. federal securities laws, the rules and regulations of the Securities and Exchange Commission and applicable rules of any national securities exchange or association.

“LIQUIDATION EVENT” shall have the meaning set forth in the Certificate of Designations.

“MAJORITY HOLDERS” shall mean, if any shares of Series B Preferred are then outstanding, the holders of at least a majority of the outstanding shares of Series B Preferred, or, if no shares of Series B Preferred are outstanding, the holders of at least a majority of the then outstanding Common Stock (excluding Unvested Shares).

“MANAGEMENT NOMINEE” shall have the meaning set forth in Section 5.2(a)(i) of this Agreement.

“MANAGEMENT STOCK” shall mean the 6,178,382 shares of Common Stock to be granted to Management Stockholders on or after the Closing pursuant to the terms of the 2005 Stock Incentive Plan, with the documentation for a portion of such Common Stock grants to be finalized on or after the Closing Date, any such shares transferred to a Permitted Transferee and any and all securities of any kind whatsoever of the Company which may be issued on or after the date hereof in respect of, in exchange for, or upon conversion of such shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Corporation or otherwise.

“MANAGEMENT STOCKHOLDERS” shall mean the Stockholders designated as such on Exhibit A as amended and updated from time to time as provided for herein.

“MERGER” shall have the meaning set forth in the recitals to this Agreement.

“MERRILL LYNCH” shall mean Merrill Lynch Ventures L.P. 2001.

“NEW SECURITIES” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“NON-INCLUDED TAG OFFEREE” shall have the meaning set forth in Section 3.6(e) of this Agreement.

“NOTICE OF RIGHT OF FIRST REFUSAL” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“OBSERVER” shall have the meaning set forth in Section 5.2(b) of this Agreement.

“OFFER PRICE” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“OFFERED NEW SECURITIES” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“OFFERED STOCK” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“OFFEREE” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“OFFEROR STOCKHOLDER” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“OPTION SHARES” shall mean shares of Common Stock issued pursuant to the exercise of options granted under the Stock Incentive Plans upon payment of the purchase price for such shares of Common Stock subject to such options.

“ORIGINAL AGREEMENT” shall have the meaning set forth in the recitals to this Agreement.

“ORIGINAL COST” shall mean, with respect to a particular share of Capital Stock, the cash amount originally paid to the Company to purchase such share (or if such share was issued in respect of other shares of the Company issued in connection with the Merger, then the cash amount originally paid to Targa to purchase such other shares), subject to adjustment for subdivisions, combinations or stock dividends involving such Capital Stock, or, if no cash amount was originally paid to the Company to purchase such share, then no consideration (or if such share was issued in respect of other shares of the Company issued in connection with the Merger and such other shares were issued by Targa for no cash consideration, then no consideration).

“ORIGINAL MANAGEMENT MEMBER” shall mean Rene Joyce, Roy E. Johnson, Joe Bob Perkins, Michael A. Heim and Jeffrey J. McParland.

“OTHER STOCKHOLDERS” shall have the meaning set forth in Section 3.5(a) of this Agreement.

“PERMITTED TRANSFEREE” with respect to a transferor Stockholder shall mean (i) the spouse of the transferor Stockholder, (ii) with respect to a Management Stockholder, a trust, or family partnership, the sole beneficiary of which is the transferor Stockholder, the spouse of, or any Person related by blood or adoption to, the transferor Stockholder, (iii) an Affiliate of an Investor Stockholder (other than a portfolio company of Warburg (in contrast to other private equity partnerships that are Affiliates of such Investor Stockholder)), or (iv) in the context of a distribution by an Investor Stockholder of Capital Stock to its direct or indirect equity owners substantially in proportion to such ownership, the partners, members or stockholders of an Investor Stockholder, or the partners, members or stockholders of such partners, members or stockholders; provided, however, that any such transfers contemplated by (i) through (iv) do not conflict with or constitute a violation of state or federal securities Laws.

“PERSON” shall mean any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

“PERSONAL REPRESENTATIVE” shall mean the executor, administrator, guardian, or other personal representative of any natural person who has become deceased or subject to disability, or any successor or assignee thereof whether by operation of Law or otherwise.

“PREEMPTIVE OFFER” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“PREEMPTIVE OFFER ACCEPTANCE NOTICE” shall have the meaning set forth in Section 2.2(b) of this Agreement.

“PREEMPTIVE OFFER PERIOD” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“PREFERRED STOCK” shall have the meaning set forth in the recitals of this Agreement.

“PROPORTIONATE PERCENTAGE” shall mean, with respect to a Stockholder, a fraction, expressed as a percentage, the numerator of which is the number of shares of Common Stock held by such Stockholder (calculated on the basis that all issued and outstanding shares of Series B Preferred have been converted at the Conversion Ratio) and the denominator of which is (i) in a situation where the Proportionate Percentage is being calculated with respect to all Stockholders, the total number of shares of Common Stock (calculated on the basis that all shares of issued and outstanding Series B Preferred have been converted at the Conversion Ratio) held by all Stockholders at the time in question and (ii) in a situation where the Proportionate Percentage is being calculated with respect to a particular group of Stockholders, the total number of shares of Common Stock (calculated on the basis that all shares of issued and outstanding Series B Preferred Stock have been converted at the Conversion Ratio) held by the members of such group; provided, however, that all references to “Common Stock” in this definition exclude shares of Common Stock issuable upon the exercise of outstanding options and shall exclude Unvested Shares.

“QUALIFIED PUBLIC OFFERING” shall have the meaning set forth in the Certificate of Designations.

“REFUSED NEW SECURITIES” shall have the meaning set forth in Section 2.2(c) of this Agreement.

“RELATIVE” shall mean, with respect to any individual, (i) such individual’s spouse, (ii) any direct descendent, parent, grandparent, great grandparent or sibling (in each case, whether by blood or adoption) of such individual or such individual’s spouse, and (iii) any spouse of a person described in clause (ii) of this sentence.

“REPRESENTATIVES” shall have the meaning set forth in Section 6.14 of this Agreement.

“REPURCHASE NOTICE” shall have the meaning set forth in Section 4.2(b) of this Agreement.

“SECURITIES ACT” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute thereto.

“SELLING STOCKHOLDER” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“SERIES B PREFERRED” shall have the meaning set forth in the recitals of this Agreement.

“STOCK EQUIVALENTS” shall have the meaning set forth in Section 3.7(c)(iii) of this Agreement.

“STOCK INCENTIVE PLANS” shall mean the Targa Resources Investments Inc. 2005 Stock Incentive Plan and the Targa Resources, Inc. 2004 Stock Incentive Plan, as assumed by the Company.

“STOCKHOLDERS” shall have the meaning set forth in the preamble of this Agreement.

“STOCK PURCHASE AGREEMENT” shall have the meaning set forth in the recitals of this Agreement.

“TAG OFFEREES” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“TARGA” shall have the meaning set forth in the recitals of this Agreement.

“THIRD PARTY” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“THIRD PARTY OFFER” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“TRANSFEREE” shall have the meaning set forth in Section 3.6(a) of this Agreement.

“UNVESTED SHARES” shall mean shares of Management Stock that are not Vested Shares.

“VESTED SHARES” shall mean shares of Management Stock that have become vested pursuant to Section 4.1 hereof due to Vesting.

“VESTING” shall have the meaning set forth in Section 4.1(a) of this Agreement.

“WARBURG” shall mean, collectively, Warburg Pincus Equity VIII, L.P., Warburg Pincus Netherlands Private Equity VIII I, C.V., Warburg Pincus Germany Private Equity Partners VIII, K.G. and Warburg Pincus Private Equity IX, L.P.; provided that for all purposes hereunder, Warburg Pincus Equity VIII, L.P. shall be entitled to act on behalf of each of the other Persons named in this definition (other than Warburg Pincus Private Equity IX, L.P.), and provided, further, that whenever the consent or vote of Warburg is required pursuant to this Agreement for any proposed action, such consent or vote shall be deemed obtained or given if holders of not less than a majority of the Series B Preferred Stock (or, if no Series B Preferred Stock is outstanding, holders of not less than a majority of the Common Stock) held by the Persons named in this definition have consented to or voted in favor of the proposed action.

“WARBURG GROUP” shall mean Warburg and each transferee of Capital Stock directly or indirectly from Warburg; provided that, once a Person is designated a member of the Warburg Group, such Person shall, as long as it owns any Capital Stock, at all times be a member of the Warburg Group.

“WARBURG NOMINEE” shall have the meaning set forth in Section 5.2(a)(ii).

Section 1.2 Related Definitional Matters. Unless the context requires otherwise, as used in this Agreement: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits and Annexes attached hereto, and not to any particular subdivision unless expressly so limited, and (e) references to Exhibits and Annexes are to the items identified separately in writing by the parties hereto as the described Exhibits or Annexes attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein. The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 1.3 Capital Stock Subject To Agreement. Except as specifically provided otherwise in this Agreement, this Agreement shall extend and apply to all shares of Capital Stock now owned by each of the Stockholders and to all shares of Capital Stock as may hereafter be acquired by any of the Stockholders, whether such shares constitute the separate property or community property of any of the individual Stockholders, and regardless of the capacity in which title to such shares is held or taken. This Agreement shall also apply to all shares of Capital Stock to which the spouse of any Stockholder is entitled by virtue of any community property or any other Laws.

ARTICLE II

STOCKHOLDERS

Section 2.1 Stockholders. The Stockholders of the Company and the number of shares of Capital Stock of the Company held immediately after the Closing by each are set forth in Exhibit A as such exhibit may be amended and updated from time to time.

Section 2.2 Preemptive Rights For Capital Stock Issued By The Company.

(a) Except in the case of Excluded Securities (as hereinafter defined), the Company shall not, and shall cause its subsidiaries not to, issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange any of the Capital Stock of the Company or any subsidiary of the Company (including without limitation any shares of Common Stock or Series B Preferred, or rights to acquire any such shares, whether or not immediately exercisable and whether evidenced by an option, warrant, convertible security or other instrument or agreement) (collectively, “New Securities”), unless in each case the Company shall have first offered or caused such subsidiary to offer (the “Preemptive Offer”) to sell such Stock to the Stockholders which own Series B Preferred and are “accredited investors” as defined in Rule 501(a) under the Securities Act (the “Offered New Securities”) by delivery to such Stockholders of written notice of such offer stating the Company or subsidiary, as the case may be, proposes to sell such Offered New Securities, the number or amount of the Offered New Securities proposed to be sold, the proposed purchase price therefor and any other terms and conditions of such offer. The Preemptive Offer shall by its terms remain open and irrevocable for a period of 15 days from the date it is delivered to the Stockholders eligible to receive such notice (the “Preemptive Offer Period”).

(b) Each Stockholder being offered the Offered New Securities (an “Offeree”) shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Company (a “Preemptive Offer Acceptance Notice”), to subscribe for (i) the number or amount of such Offered New Securities up to its Proportionate Percentage of the group of such Offerees of the total number or amount of Offered New Securities proposed to be issued and (ii) up to its Proportionate Percentage of the Offered New Securities not subscribed for by other Offerees as specified in its Preemptive Offer Acceptance Notice. Any Offered New Securities not subscribed for by an Offeree shall be deemed to be re-offered to and accepted by the Offerees exercising their options specified in clause (ii) of the immediately preceding sentence with respect to the lesser of (A) the amount specified in their respective Preemptive Offer Acceptance Notices and (B) an amount equal to their respective Proportionate Percentages with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated until either (x) all of the Offered New Securities are deemed accepted by the Offerees or (y) the full number and amount of Offered New Securities subscribed for in all of the Preemptive Offer Acceptance Notices have been accepted. The Company shall notify each Offeree accepting Offered New Securities hereunder within five days following the expiration of the Preemptive Offer Period of the number or amount of Offered New Securities which such Offeree has subscribed to purchase, the closing date for the sale of such Offered New Securities (which closing shall be at a reasonable place and time within 45 days from the expiration of the applicable Preemptive Offer Period) and such other details (consistent with the Preemptive Offer) necessary and reasonable in order to effectuate the sale of the Offered New Securities; provided, however, that the Company may elect not to sell the Offered New Securities to the Stockholders if the Stockholders do not collectively subscribe for all the Offered New Securities.

(c) If Preemptive Offer Acceptance Notices are not given by the Stockholders for all the Offered New Securities, the Company shall have 45 days from the expiration of the Preemptive Offer Period to sell all of such Offered New Securities or any part of such Offered New Securities as to which Preemptive Offer Acceptances Notices have not been given by the Stockholders (the “Refused New Securities”) to any other Persons, but only upon terms and conditions in all material respects, including price, which are no more favorable, individually or in the aggregate, to such other Persons or less favorable, individually or in the aggregate, to the Company than those set forth in the Preemptive Offer. Upon the closing, which shall occur at a reasonable time and place within such 45-day period and at which full payment shall be made to the Company, of the sale to such other Persons of the Refused New Securities, the accepting Stockholders shall purchase from the Company, and the Company shall sell to the accepting Stockholders, the Offered New Securities with respect to which Preemptive Offer Acceptance Notices were delivered by the accepting Stockholders, at the terms specified in the Preemptive Offer. The issuance of such Capital Stock by the Company shall be subject to Section 3.1(e). In each case, any Offered New Securities not purchased by the accepting Stockholders or any other Persons in accordance with this Section 2.2 within 45 days after the expiration of the Preemptive Offer Period may not be sold or otherwise disposed of until they are again offered to the Stockholders under the procedures specified in this Section 2.2.

(d) The rights of the Stockholders under this Section 2.2 shall not apply to the following New Securities (the “Excluded Securities”):

(i) shares of Common Stock or Series B Preferred issued to officers, employees or directors of, or consultants to, the Company or its subsidiaries pursuant to the terms of any stock options issued or restricted stock grants made under the Stock Incentive Plans or any other similar stock incentive plan approved by the Majority Holders;

(ii) New Securities issued as consideration to the sellers in connection with an acquisition by the Company in a bona fide arms length transaction, the terms of which have been approved by the Majority Holders;

(iii) New Securities issued upon the exercise or conversion of any New Securities issued in compliance with this Section 2.2;

(iv) New Securities issued in a Qualified Public Offering;

(v) New Securities issued as a stock dividend or upon any stock split or other pro-rata subdivision or combination of the New Securities issued in compliance with this Section 2.2;

(vi) New Securities issued to any Person that is not an Investor Stockholder or an Affiliate of any Investor Stockholder, so long as the Majority Holders have approved the waiver of the pre-emptive rights set forth in this Section 2.2 with respect to such issuance;

(vii) New Securities of a direct or indirect subsidiary of the Company issued or sold in a registered underwritten public offering;

(viii) New Securities of a subsidiary of the Company issued or transferred to the Company or a direct or indirect wholly owned subsidiary of the Company;

(ix) Shares of Common Stock, Series A Preferred or Series B Preferred issued pursuant to the Merger, the Reclassification and the Stock Purchase Agreement and shares of Common Stock issued upon the conversion of those shares of Series A Preferred and Series B Preferred;

(x) Management Stock; and

(xi) Up to 5,000 shares of Series B Preferred Stock that may be sold at any time within three months of the Closing to non-employee directors of the Company, and other Management Stockholders, which issuance has been approved by the Company’s Board of Directors, and shares of Common Stock issued upon the conversion of those shares of Series B Preferred (such shares of Series B Preferred Stock and Common Stock collectively referred to herein as “Additional Shares”).

ARTICLE III

RESTRICTIONS ON DISPOSITIONS OF CAPITAL STOCK

Section 3.1 Restrictions On Dispositions.

(a) Anything in this Agreement to the contrary notwithstanding, no Disposition of Capital Stock of the Company otherwise permitted or required by this Agreement shall be made unless such Disposition is in compliance with federal and state securities Laws, including without limitation the Securities Act and the rules and regulations thereunder. If any such Disposition is made pursuant to an exemption from such Laws, rules and regulations, such Disposition shall be made only upon the transferee first having delivered to the Company a favorable written opinion of counsel, reasonably satisfactory in form and substance to the Company, to the effect that the proposed Disposition is exempt from registration under the Securities Act and any applicable state securities Laws; provided, however, that no such opinion of counsel shall be required for (A) a Disposition by a Stockholder to a Permitted Transferee if, in each case, the Permitted Transferee agrees in writing to be subject to the terms and conditions hereof to the same extent as if such Permitted Transferee were an original Stockholder hereunder, (B) a sale duly made in compliance with Rule 144 promulgated under the Securities Act, or any successor or analogous rule to Rule 144, or if the Stockholder would be permitted to transfer the securities pursuant to paragraph (k) of Rule 144 (it being agreed that the Company shall have the right to receive evidence reasonably satisfactory to it regarding compliance with such Rule or any successor or analogous rule prior to the consummation of any such transfer), (C) an issuance or Disposition pursuant to an effective registration statement under the Securities Act, (D) an issuance of Series B Preferred or Common Stock pursuant to the Stock Purchase Agreement (including the issuance of Management Stock and Additional Shares) or (E) an issuance of Option Shares.

(b) Anything in this Agreement to the contrary notwithstanding, unless otherwise agreed to in writing by the Company and the Majority Holders, no Disposition of Capital Stock otherwise permitted or required by this Agreement shall be effective unless and until any transferee who is not already a party to this Agreement (and such transferee’s spouse, if applicable) shall execute and deliver to the Company an Addendum Agreement in the form attached hereto as Exhibit B in which such transferee (and such transferee’s spouse, if applicable) agrees to be bound by this Agreement and to observe and comply with this Agreement and with all obligations and restrictions imposed on the Stockholders hereby; each Person to whom a Disposition of Capital Stock is permitted by this Agreement who receives a Disposition of Capital Stock during the period when this Agreement is in effect, and who agrees in writing to be bound by the provisions hereof, shall thereafter become a “Stockholder” for all purposes of this Agreement. Such transferee shall become a Management Stockholder if the transferor was a Management Stockholder and shall become an Investor Stockholder if the transferor was an Investor Stockholder; provided, however, that each transferee who receives a Disposition of Capital Stock that is a Permitted Transferee of or is then (i) an Investor Stockholder, shall become or remain an Investor Stockholder for all purposes of this Agreement or (ii) a Management Stockholder or spouse thereof, shall become or remain a Management Stockholder for all purposes of this Agreement.

(c) No Stockholder may Dispose of any Capital Stock except pursuant to a Disposition expressly permitted herein and made in strict compliance with all applicable terms of this Agreement, and any purported Disposition of Capital Stock that does not so comply with all applicable provisions of this Agreement shall be null and void and of no force or effect, and the Company shall not recognize or be bound by any such purported Disposition and shall not effect any such purported Disposition on the stock transfer books of the Company. The parties hereto agree that the restrictions contained in this Article III are fair and reasonable and in the best interests of the Company and its Stockholders.

(d) All shares of Capital Stock held by the Company, as treasury stock or otherwise, or any subsidiary thereof shall not be deemed outstanding for any purpose under this Agreement or the Bylaws of the Company.

(e) Prior to the termination of this Article III (other than Section 3.1(a)) pursuant to Section 6.12, all newly issued shares of Capital Stock (including the issuance of Option Shares) shall only be issued to Persons who are or become party to this Agreement by executing an Addendum Agreement in the form attached hereto as Exhibit B (together with such Person’s spouse, if applicable); provided, however, that each such acquiror who (i) is an employee, consultant or non-employee director of the Company shall become a Management Stockholder for all purposes of this Agreement, (ii) is an Investor Stockholder shall remain an Investor Stockholder with respect to such newly acquired shares and (iii) is not an employee or consultant of the Company shall have such designation, if any, as shall be determined by the Board of Directors of the Company, with the concurrence of the Majority Holders.

(f) No Disposition of Management Stock or other Capital Stock (including without limitation Series B Preferred and Options Shares) held by Management Stockholders may be made pursuant to this Article III by a Management Stockholder prior to the earlier of (i) (A) February 28, 2009 with respect to the Exchange Shares or (B) October 31, 2010 with respect to all Management Stock or other Capital Stock (including without limitation Series B Preferred and Options Shares) held by Management Stockholders other than the Exchange Shares or (ii) the termination of this Article III (other than Section 3.1(a)) pursuant to Section 6.12 except in accordance with Section 3.2, 3.6, 3.7, 3.8 or 4.2.

Section 3.2 Permitted Transfers.

(a) Subject to the provisions of Section 3.1 (other than Section 3.1(f)) and subject to obtaining the prior written approval of Warburg (which approval shall not be unreasonably withheld), a Management Stockholder may for estate tax purposes make a Disposition of any or all of such Management Stockholder’s shares of Capital Stock to any Person who is a Permitted Transferee with respect to the such Management Stockholder, and such Permitted Transferee shall not be entitled to make any further Dispositions in reliance upon this Section 3.2, except for a Disposition of such Capital Stock back to such original transferor Management Stockholder. Any shares of Capital Stock transferred by a Management Stockholder to a Permitted Transferee of such Management Stockholder shall be deemed to continue to be owned by such Management Stockholder for purposes of Sections 4.1 and 4.2 hereof and as a condition to any such transfer, such Permitted Transferee must agree to comply with the provisions of Sections 4.1 and 4.2 as if such shares were owned by such Management Stockholder.

(b) Subject to the provisions of Section 3.1, an Investor Stockholder may at any time or times make a Disposition of any or all of its Capital Stock to any Person who is a Permitted Transferee with respect to the transferor Investor Stockholder.

(c) A Disposition of any kind or character by any Stockholder other than Warburg otherwise prohibited by this Agreement may be permitted if approved by the Majority Holders.

(d) Any conversion of the Series B Preferred in accordance with the Certificate of Designations shall be a permitted Disposition.

(e) Any transfer of Management Stock by a Management Stockholder to the Company shall be a permitted Disposition.

(f) Any transfer to a Permitted Transferee made pursuant to this Section 3.2 and any other Disposition permitted by this Section 3.2 shall not be subject to the terms of Sections 3.3 through 3.6 hereof.

(g) Notwithstanding the provisions of this Section 3.2, a Stockholder may not make a Disposition of Capital Stock to a Permitted Transferee of such Stockholder if such Disposition has as a purpose the avoidance of (or is otherwise undertaken in contemplation of avoiding the) restrictions on Dispositions in this Agreement (it being understood that the purpose of this Section 3.2(g) is to prohibit the Disposition of Capital Stock to a Permitted Transferee followed by a change in the relationship between the transferor and the Permitted Transferee after the Disposition with the result and effect that the transferor has indirectly made a Disposition of Capital Stock by using a Permitted Transferee, which Disposition would not have been directly permitted under this Section 3.2 had such change in such relationship occurred prior to such Disposition).

(h) Each Stockholder that is an entity that was formed for the sole or principal purpose of directly or indirectly acquiring Capital Stock and that has no substantial assets other than Capital Stock or direct or indirect interests in Capital Stock agrees that (i) certificates for shares of its common stock or other instruments reflecting equity interests in such entity (and the certificates for shares of common stock or other equity interests in any similar entities controlling such entity) will note the restrictions contained in this Agreement on the Disposition of such interests as if such common stock or other equity interests were Capital Stock and (ii) no shares of such common stock or other equity interests may be Disposed of to any Person other than in accordance with the terms and provisions of this Agreement as if such common stock or other equity interests were Capital Stock.

Section 3.3 Notice Of Right Of First Refusal For Stock Held By Management Stockholders or Investor Stockholders (other than the Warburg Group).

(a) If a Management Stockholder (subject to the restrictions in Section 3.1(f)) or an Investor Stockholder (other than a member of the Warburg Group) receives a bona fide written offer from any Person, including any other Stockholder (a “Third Party Offer”), for the purchase of all or a part of his or its Capital Stock, in the case of a Management Stockholder, or Series B Preferred, in the case of an Investor Stockholder, that such Stockholder desires to accept, such Stockholder (the “Offeror Stockholder”) agrees to give written notice of such Third Party Offer (the “Notice of Right of First Refusal”) to the Secretary of the Company and, within five Business Days after receipt of the Notice of Right of First Refusal by the Company, the Company will send a copy of the Notice of Right of First Refusal to the Investor Stockholders and the Management Stockholders (other than the Offeror Stockholder). The notice must set forth the name of the proposed transferee (the “Third Party”), the number and class of Capital Stock to be sold (the “Offered Stock”), the price per share (the “Offer Price”), all details of the payment terms and all other terms and conditions of the proposed Disposition. A Third Party Offer may not contain provisions related to any property of the Offeror Stockholder other than the Capital Stock held by the Offeror Stockholder, and the Offer Price shall be expressed only in terms of cash (in U.S. dollars). The Offeror Stockholder shall deliver such Notice of Right of First Refusal to the Company no less than 30 days prior to the date of the proposed Disposition. Any proposed Disposition not satisfying the terms of this Section 3.3 (e.g., a Third Party Offer in which not all of the proposed consideration is cash) may not be made unless otherwise expressly permitted pursuant to the provisions of this Article III other than Section 3.3, 3.4 or 3.5.

(b) The date that the Notice of Right of First Refusal is received by the Company shall constitute the “First Refusal Notice Date.” The Company shall be obligated to promptly determine the First Refusal Notice Date following its receipt of a Notice of Right of First Refusal, and a copy of the Notice of Right of First Refusal together with a letter indicating the First Refusal Notice Date shall be promptly given by the Company to all applicable Investor Stockholders and Management Stockholders within five Business Days of the determination of the First Refusal Notice Date.

Section 3.4 Rights Of First Refusal For Stock Held By Management Stockholders or Investor Stockholders (other than the Warburg Group) — Primary Right Of First Refusal. The Company shall have the sole and exclusive option for a period of 10 days following the First Refusal Notice Date to accept, on the terms specified in the Notice of Right of First Refusal, any Offered Stock that is held by an Offeror Stockholder. The Company may exercise such option by giving written notice of exercise to the Offeror Stockholder and to all Investor Stockholders and Management Stockholders prior to the termination of the Company’s 10-day option period. Such notice of exercise shall refer to the Notice of Right of First Refusal and shall set forth the number of shares of Capital Stock to be acquired by the Company and a reasonable place and time within 90 days after the date thereof for the closing of the purchase and sale of the Offered Stock.

Section 3.5 Rights Of First Refusal For Stock Held By Management Stockholders or Investor Stockholders (other than the Warburg Group) — Secondary Right Of First Refusal.

(a) If, pursuant to Section 3.4, the Company elects to purchase less than all the Offered Stock (or elects to purchase none of the Offered Stock), the Stockholders other than the Offeror Stockholder that are “accredited investors” as defined in Rule 501(a) under the Securities Act (the “Other Stockholders”) shall have the option from the 11th to the 30th day following the First Refusal Notice Date to accept not less than all of the Offered Stock (other than the portion which the Company has elected to purchase) in accordance with the provisions of the Notice of Right of First Refusal. The Other Stockholders may, by agreement, allocate among themselves the right to acquire such part of the Offered Stock. In the absence of such an agreement among the Other Stockholders, each Other Stockholder will be entitled to give written notice to the Offeror Stockholder, to the Company and to the remaining Other Stockholders, from the eleventh day to the twentieth day following the First Refusal Notice Date, of such Other Stockholder’s election (“Election Notice”) to acquire all or any part of its Proportionate Percentage (calculated solely with respect to the Other Stockholders) of the Offered Stock that is not being acquired by the Company or the Other Stockholders including a statement of the maximum number of shares of Offered Stock that such Other Stockholder is willing to purchase.

(b) Any Offered Stock not subscribed for pursuant to Section 3.5(a) as a result of all the Other Stockholders not electing to purchase their Proportionate Percentage shall be deemed to be re-offered to and accepted by the Other Stockholders exercising their rights to purchase more than their Proportionate Percentage. Such Offered Stock shall be allocated to such Other Stockholders in an amount equal to the lesser of (A) the maximum amount specified in their respective Election Notices and (B) an amount equal to their respective Proportionate Percentages (calculated solely with respect to such Other Stockholders) with respect to such deemed offer. Such deemed offer and acceptance procedures described in the immediately preceding sentence shall be deemed to be repeated, to the extent required, until either (x) all of the remaining Offered Stock is accepted by the Other Stockholders or (y) the maximum number or amount of Offered Stock that such Other Stockholders have indicated they are willing to purchase has been deemed accepted. If all the Offered Stock is subscribed for, then the Company shall notify each Other Stockholder within five days following the expiration of the 30-day period described in Section 3.5(a) of the number or amount of Offered Stock which such Stockholder has subscribed to purchase and shall set a reasonable place and time for the closing of the purchase and sale of the Offered Stock, which shall be not less than 45 days nor more than 90 days after the First Refusal Notice Date. The purchase price and terms for the Offered Stock purchased by the Other Stockholders shall be the price and terms set forth in the applicable Third Party Offer. Upon delivery of the purchase price, the Offeror Stockholders shall have no further rights as holders of Offered Shares and shall immediately cause all certificate(s) evidencing Offered Shares to be surrendered for transfer to the Company or the purchasing Stockholders, as the case may be.

(c) If the Company and the Other Stockholders do not subscribe to purchase all of the Offered Stock, then the Company and the Other Stockholders shall not be entitled to purchase such Offered Stock and all, but not less than all, of such Offered Stock may be sold by the Offeror Stockholder at any time within 90 days after the date of the Third Party Offer, subject to the provisions of Section 3.1 hereof. Any such sale shall not be at less than the price or upon terms and conditions more favorable, individually or in the aggregate, to the purchaser than those specified in the Third Party Offer. If such Offered Stock is not so transferred within such 90-day period, such Capital Stock may not be sold by the Offeror Stockholder without complying again in full with the provisions of this Agreement.

Section 3.6 Certain Rights of Inclusion.

(a) A member of the Warburg Group shall not sell or otherwise effect the Disposition of any Series B Preferred (in one or a series of transactions) to a third party or to the Company (in either case, the “Transferee”) (excluding for such purpose Dispositions pursuant to Section 3.2, Dispositions subject to Section 3.7 and Dispositions in connection with a Qualified Public Offering) unless the terms and conditions of such Disposition include an offer, on the same terms as the offer to the selling member of the Warburg Group (the “Selling Stockholder”), to each of the other Stockholders (the “Tag Offerees”), to include at the option of each Tag Offeree, in the Disposition to the Transferee, a number of shares of such Series B Preferred owned by each Tag Offeree determined in accordance with this Section 3.6.

(b) The Selling Stockholder shall cause the Transferee’s offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire shares of such Series B Preferred from the Tag Offerees as required by this Section 3.6 and a time and place designated for the closing of such purchase, which time shall not be less than 20 days after delivery of such notice and no more than 60 days after such delivery date) and shall send written notice of such Transferee’s offer (the “Inclusion Notice”) to each of the Tag Offerees in the manner specified in Section 6.1 hereof.

(c) Subject to Section 3.6(a), each Tag Offeree shall have the right (an “Inclusion Right”), exercisable by delivery of notice to the Selling Stockholder at any time within 10 calendar days after receipt of the Inclusion Notice, together with the Selling Stockholder, to sell pursuant to such Transferee’s offer, and upon the terms and conditions set forth in the Inclusion Notice, that number of shares of Series B Preferred requested to be included by such Tag Offeree; provided, however, that if the proposed Transferee is unwilling to purchase all of the Series B Preferred requested to be sold by all exercising Tag Offerees together with the Selling Stockholder, then each Tag Offeree shall have the right to sell pursuant to such Transferee’s offer, and upon the terms and conditions set forth in the Inclusion Notice, a number of such Tag

Offeree’s shares of Series B Preferred equal to such Tag Offeree’s Proportionate Percentage (based on the shares of Series B Preferred held by the Selling Stockholder and Tag Offerees exercising their Inclusion Rights) of Series B Preferred proposed to be transferred by the Selling Stockholder pursuant to this Section 3.6. The definition of “Proportionate Percentage” for purposes of this Section 3.6(c) shall be read as if the references in such definition to “Common Stock” were to Series B Preferred and the parenthetical clauses in such definition were deleted. If any Tag Offeree has exercised its Inclusion Rights and the proposed Transferee is unwilling to purchase all of the Series B Preferred proposed to be transferred by the Selling Stockholder and all exercising Tag Offerees (determined in accordance with the first sentence of this Section 3.6(c)), then the Selling Stockholder and each exercising Tag Offeree shall reduce, on a pro rata basis with respect to such shares of Series B Preferred, based on their respective Proportionate Percentages, the amount of such Series B Preferred that each otherwise would have sold so as to permit the Selling Stockholder and each exercising Tag Offeree to sell the amount of Series B Preferred (determined in accordance with such reduced Proportionate Percentages) that the proposed Transferee is willing to purchase.

(d) The Tag Offerees and the Selling Stockholder shall sell to the proposed Transferee all, or at the option of the proposed Transferee, any part of the shares of such Series B Preferred proposed to be transferred by them, at not less than the price and upon the terms and conditions, if any, not more favorable, individually and in the aggregate, to the proposed Transferee than those in the Inclusion Notice at the time and place provided for the closing in the Inclusion Notice, or at such other time and place as the Tag Offerees, the Selling Stockholder, and the proposed Transferee shall agree.

(e) If the proposed Transferee of Series B Preferred proposed to be transferred by a Selling Stockholder is unwilling to purchase any Series B Preferred from a Tag Offeree even after any pro rata reduction pursuant to the last sentence of Section 3.6(c) (a “Non-Included Tag Offeree”), such Non-Included Tag Offeree may elect to require such Selling Stockholder to purchase from such Non-Included Tag Offeree, for cash (in U.S. dollars), Series B Preferred having a purchase price equal to the aggregate purchase price such Non-Included Tag Offeree would have received in connection with the closing of such sale by the Selling Stockholder if such Non-Included Tag Offeree had been able to exercise its Inclusion Rights (but only to the extent of its Proportionate Percentage) with respect to such sale. The closing of such sale to the Selling Stockholder shall occur concurrently with or immediately following such sale by the Selling Stockholder.

Section 3.7 Drag-Along Rights.

(a) At any time, any member of the Warburg Group may propose a Drag-Along Transaction with a Person or group of Persons who are not members of the Warburg Group, Affiliates of any member of the Warburg Group, or Affiliates of the Company and if such proposed Drag-Along Transaction has been approved in writing by the Majority Holders (any such approved Drag-Along Transaction, an “Approved Sale”), then all Stockholders shall consent to the Approved Sale, and if the Approved Sale is structured as (I) a merger, share exchange or consolidation of the Company, or a sale of all or substantially all of the assets of the Company, each Stockholder entitled to vote thereon shall vote in favor of the Approved Sale and shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale or (II) a sale of all the Capital Stock, the Stockholders shall agree to sell all of their shares of Capital Stock which are the subject of the Approved Sale, on the terms and conditions of such Approved Sale. The Stockholders shall promptly take all necessary and desirable actions in connection with the consummation of the Approved Sale, including using their reasonable best efforts to obtain the consent of Board of Directors of the Company to the Approved Sale and the execution of such agreements and such instruments and other actions reasonably necessary to (1) provide customary representations, warranties, indemnities, and escrow arrangements relating to such Approved Sale (subject to Section 3.7(c)(v)) and (2) effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth in Section 3.7(c). Notwithstanding anything to the contrary contained in this Agreement, the Stockholders shall be permitted to sell their shares of Capital Stock pursuant to an Approved Sale without complying with any other provisions of Article III of this Agreement.

(b) Upon initiation of an Approved Sale pursuant to Section 3.7(a), each member of the Warburg Group shall represent and warrant, severally and not jointly, to the other Stockholders that no additional consideration has been or is to be paid or provided by such prospective purchaser to any member of the Warburg Group or its Affiliates, pursuant to such Approved Sale, and that the Approved Sale is not made as part of any other transaction pursuant to which any member of the Warburg Group or its Affiliates will receive any additional consideration other than based upon such member of the Warburg Group’s or its Affiliates’ ownership of Capital Stock. The foregoing provision shall not be deemed to prohibit a Drag Along Transaction to any Person merely because such Person has, is currently having or intends to have a business relationship with one or more Stockholders.

(c) The obligations of the Stockholders pursuant to this Section 3.7 are subject to the satisfaction of the following conditions:

(i) upon the consummation of the Approved Sale, each Stockholder shall receive the same proportion of the aggregate consideration from such Approved Sale that such holder would have received if such aggregate consideration had been distributed by the Company in complete liquidation pursuant to the rights and preferences set forth in the Certificate of Incorporation of the Company as in effect immediately prior to such Approved Sale (giving effect to applicable orders of priority), and if a Stockholder receives consideration from such Approved Sale in a manner other than as contemplated by such rights and preferences or in excess of the amount to which such Stockholder is entitled in accordance with such rights and preferences, then such Stockholders shall take such action as is necessary so that such consideration shall be immediately reallocated among and distributed to the Stockholders in accordance with such rights and preferences;

(ii) if any Stockholders of a class are given an option as to the form and amount of consideration to be received, all Stockholders will be given the same option;

(iii)(A) all holders of options, warrants or similar rights to acquire Capital Stock (“Stock Equivalents”) that are then currently exercisable will be given an opportunity to exercise such rights prior to the consummation of the Approved Sale (but only to the extent such Stock Equivalents are then vested or would be vested on an accelerated basis pursuant to the terms of their issuance) and participate in such sale as Stockholders, (B) all options issued under stock options plans of the Company that are then vested or would be vested on an accelerated basis pursuant to the terms of their issuance, but have not been exercised prior to the consummation of the Approved Sale, will be cancelled and the holders thereof will be entitled to receive in consideration therefor, at the election of the Company in the form of cash or securities that are distributed to Stockholders pursuant to this Section 3.7, with a value (as determined pursuant to Section 3.7(c)(vi)) in an amount equal to the aggregate value of the Common Stock acquirable upon exercise of such options (with the value of such Common Stock being the value attributed to Common Stock pursuant to Section 3.7(c)(i) above) less the aggregate proceeds that would be payable by the option holders upon the exercise of all such options (without regard to any net exercise or cashless exercise basis), and (C) all options issued under stock option plans of the Company that are not then vested and would not be vested on an accelerated basis on the terms of their issuance will be cancelled without consideration;

(iv) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for postage, copies, and the like) and no Stockholder shall be obligated to pay any portion (or, if paid, shall be entitled to be reimbursed by the Company for that portion paid) that is more than its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Approved Sale, to the extent such costs are incurred for the benefit of all Stockholders, and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Stockholder for its sole benefit will not be considered costs of the transaction hereunder), provided that a Stockholder’s liability for such expenses shall be capped at the total purchase price received by such Stockholder for its Capital Stock;

(v) no Stockholder shall be required to provide any representations, warranties or indemnities (other than pursuant to an escrow of consideration proportionate to the amount receivable under this Section 3.7) in connection with the Approved Sale, other than those required to be made pursuant to Section 3.7(b) to other Stockholders and those representations, warranties and indemnities concerning each Stockholder’s valid ownership of shares of Capital Stock, free of all liens and encumbrances (excluding those arising under applicable securities Laws), and each Stockholder’s authority, power, and right to enter into and consummate such purchase or merger agreement without violating any other agreement to which such Stockholder is a party or its assets are bound; and

(vi) if some or all of the consideration received in connection with the Approved Sale is other than cash, then such consideration shall be deemed to have a dollar value equal to the fair market value of such consideration as determined by the unanimous resolution of all directors of the Board of Directors of the Company; provided that if the Board of Directors of the Company does not or is unable to make such a determination of fair market value, such determination of fair market value shall be made by an investment banking firm of recognized national standing selected by a majority of the directors of the Board of Directors of the Company, and such firm shall be engaged and paid by the Company. The determination of fair market value of such investment banking firm (or, if such investment bank determines a range of fair market values, the mid-point of such range) shall be final and binding on all parties.

(d) If the Company and any of the Stockholders or their representatives, enter into any negotiation or transaction for which Rule 506 under the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Stockholder who is not an “accredited investor” (as such term is defined in Rule 501 under the Securities Act (without regard to Rule 501(a)(iv)) will, at the request and election of the Investor Stockholders which are pursuing an Approved Sale, either (i) appoint a purchaser representative (as such term is defined in Rule 501 under the Securities Act) reasonably acceptable to such Stockholders or (ii) agree to accept cash in lieu of any securities such Stockholder would otherwise receive in an amount equal to the fair market value of such securities as determined in the manner set forth in Section 3.7(c)(vi)

(e) The Persons initiating an Approved Sale shall have the right to require the Company to cooperate fully with potential acquirors of the Company in a prospective Drag Along Transaction by taking all customary and other actions reasonably requested by such Persons or such potential acquirors, including without limitation, making the Company’s properties, books and records, and other assets reasonably available for inspection by such potential acquirors and making its employees reasonably available for interviews.

Section 3.8 Involuntary Transfers.

(a) In the event of an Involuntary Transfer of any Capital Stock by a Management Stockholder, such Management Stockholder or his successor or transferee of Capital Stock in such Involuntary Transfer, as applicable, shall give written notice (an “Involuntary Transfer Notice”) to the Company promptly after the occurrence of the event which caused such Involuntary Transfer. After receipt of an Involuntary Transfer Notice, the Company shall have the option for 90 days from the date of receipt of the Involuntary Transfer Notice to elect to purchase all such Capital Stock (other than Unvested Shares) within such 90-day period at their fair market value, with Unvested Shares being subject to Section 4.2(a)(i). As used herein, “fair market value” shall mean such reasonable and fair value as determined in the manner contemplated by Section 3.7(c)(vi).

(b) The closing of the purchase by the Company of securities pursuant to this Section 3.8 shall occur on the date specified by the Company. The provisions of Sections 4.2(c), 4.2(d) and 4.2(e) shall apply to such repurchased securities as if such securities were Available Shares (as defined in Section 4.2) to be purchased.

Section 3.9 Endorsement Of Stock Certificates.

(a) Conformed copies of this Agreement shall be filed with the Secretary of the Company and kept with the records at its principal office. An officer of the Company shall endorse each certificate representing the shares of Capital Stock heretofore or hereafter issued by the Company to the Stockholders by causing to be placed on the face thereof the following:

“TRANSFER IS SUBJECT TO RESTRICTIVE STOCK LEGENDS ON BACK”

and by causing to be placed on the back thereof the legend in substantially the following form:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF A STOCKHOLDERS’ AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE COMPANY AND CERTAIN OTHER PERSONS, WHICH AGREEMENT CONTAINS, AMONG OTHER PROVISIONS, RESTRICTIONS ON THE TRANSFER, SALE OR OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE. A COPY OF SUCH STOCKHOLDERS’ AGREEMENT HAS BEEN FILED, AND IS AVAILABLE FOR REVIEW BY THE RECORD HOLDER OF THIS CERTIFICATE, AT THE PRINCIPAL OFFICE OF THE COMPANY.”

(b) In addition to the legend required under Section 3.9(a) above, each Stockholder agrees that each certificate representing the shares of Capital Stock of the Company heretofore or hereafter issued by the Company shall also bear such other legends as may be required pursuant to the Stock Purchase Agreement. Any such legend shall be removed by the Company upon the request (which shall include customary representations and opinions of counsel if reasonably requested or required by the Company) of a Stockholder when such legend is no longer applicable.

Section 3.10 Specific Performance. Each of the parties to this Agreement acknowledges that it shall be impossible to measure in money the damage to the Company or the Stockholder(s), if any of them or any transferee or any legal representative of any party hereto fails to comply with any of the restrictions or obligations imposed by this Article III, that every such restriction and obligation is material, and that in the event of any such failure, the Company or the Stockholder(s) shall not have an adequate remedy at Law or in damages. Therefore, each party hereto consents to the issuance of an injunction or the enforcement of other equitable remedies against him at the suit of an aggrieved party without the posting of any bond or other security, to compel specific performance of all of the terms of this Article III and to prevent any Disposition of shares of Capital Stock in contravention of any terms of this Article III, and waives any defenses thereto, including, without limitation, the defenses of: (i) failure of consideration; (ii) breach of any other provision of this Agreement; and (iii) availability of relief in damages.

Section 3.11 Government Compliance. In connection with any closing of a Disposition pursuant to this Article III, each of the parties to this Agreement shall (i) use all reasonable efforts to take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals to facilitate the consummation of such Disposition, and (ii) use reasonable efforts to delay any closing dates pursuant to this Article III to the extent required to allow any party to take such actions.

Section 3.12 Fractional Shares. Each of the parties hereto agrees to sell any or all fractional shares of Capital Stock owned by such party (after taking into account all Capital Stock held by such party) to the Company, upon the request of the Company in connection with or in anticipation of the consummation of a Qualified Public Offering, for cash consideration equal to the fair market value of such fractional shares, as determined in good faith by the Board of Directors.

ARTICLE IV

COMPANY RIGHTS AND OBLIGATIONS

Section 4.1 Vesting And Repurchase Of Management Stock; Granting of Stock Options.

(a) The Company and the Management Stockholders who own Management Stock hereby agree to be bound by the provisions of this Section 4.1 notwithstanding the provisions of any restricted stock agreement relating to such Management Stock. Each Management Stockholder’s shares of Management Stock will become vested (“Vesting”) in accordance with the following schedule, if, as of each applicable date, the Management Stockholder is still employed by the Company or any of its subsidiaries.

If the Management Stockholder is an Original Management Member:

% Vested
30th Month Following Issuance of Management Stock	70%
Third Anniversary Date of Issuance of Management Stock	80%
Fourth Anniversary Date of Issuance of Management Stock	100%

If the Management Stockholder is not an Original Management Member:

% Vested
Date of Issuance of Management Stock	20%
First Anniversary Date of Issuance of Management Stock	40%
Second Anniversary Date of Issuance of Management Stock	60%
Third Anniversary Date of Issuance of Management Stock	80%
Fourth Anniversary Date of Issuance of Management Stock	100%

(b) Upon the earliest of (x) the occurrence of a Change of Control, (y) the consummation of a Liquidation Event and (z) the consummation of a transaction pursuant to Section 3.7, all shares of Management Stock that are not then vested shall become Vested Shares at the time of such event. Shares of Management Stock held by a Management Stockholder that are not then vested shall become Vested Shares in connection with the death or Disability of such Management Stockholder as provided in Section 4.2(a)(i) hereof.

Section 4.2 Repurchase Option For and Forfeiture of Management Stock and Other Capital Stock.

(a) Subject to the remaining provisions of this Section 4.2, shares of Management Stock, including both Vested Shares and Unvested Shares, and any other Capital Stock, including without limitation shares of Series B Preferred and Option Shares, held by a Management Stockholder (in each case including shares transferred to the Management Stockholder’s Permitted Transferees) are subject to repurchase or forfeiture as follows:

(i) If the Management Stockholder (other than a Management Stockholder that is a non-employee director of the Company) ceases to be employed by the Company or any of its subsidiaries by reason of death or as a result of the Company terminating such Management Stockholder’s employment due to Disability, such Management Stockholder’s Unvested Shares shall become Vested Shares at such termination of employment, and the Company shall have the right for one year following such termination of employment to repurchase all of such Management Stockholder’s Vested Shares and other Capital Stock as of such termination of employment at a purchase price equal to the then fair market value of such shares determined in the same manner as is provided in Section 3.7(c)(vi).

(ii) If the Management Stockholder (other than a Management Stockholder that is a non-employee director of the Company) ceases to be employed by the Company or any of its subsidiaries by reason of voluntary resignation (for any or no reason) or by reason of termination without Cause, all of such Management Stockholder’s Unvested Shares shall be forfeited to the Company for no consideration as of such resignation or termination of employment and the Company shall have the right for one year following such resignation or termination of employment to repurchase all of such Management Stockholder’s Vested Shares and other Capital Stock at a purchase price equal to the then fair market value of such shares determined in the same manner as is provided in Section 3.7(c)(vi).

(iii) If the Management Stockholder (other than a Management Stockholder that is a non-employee director of the Company) ceases to be employed by the Company or any of its subsidiaries by reason of termination with Cause, then all of such Management Stockholder’s Unvested Shares and Vested Shares shall be forfeited to the Company for no consideration as of such termination of employment.

(iv) In addition to the consequences set forth in Section 4.2(iii) above, if the Management Stockholder (other than a Management Stockholder that is a non-employee director of the Company) ceases to be employed by the Company or any of its subsidiaries by reason of termination with Cause, the Company shall have the right for one year following such termination of employment to repurchase all of such Management Stockholder’s other Capital Stock as of such termination of employment at a purchase price equal to the lower of the Original Cost or the then fair market value of such shares determined in the same manner as is provided in Section 3.7(c)(vi).

(v) If the Management Stockholder is a non-employee director of the Company and ceases to serve as a director of the Company by reason of death, removal (with or without cause), resignation or otherwise, all of such Management Stockholder’s Unvested Shares shall be forfeited to the Company for no consideration as of such cessation of service, and the Company shall have the right for one year following such termination of service as a director to repurchase all such Management Stockholder’s Vested Shares and other Capital Stock at a purchase price equal to the then fair market value of such shares determined in the same manner as is provided in Section 3.7(c)(vi).

(b) On or before the first anniversary of the effective date of termination of the employment of a Management Stockholder as described in the preceding subsections of this Section 4.2, the Company shall give written notice (a “Repurchase Notice”) to the holder of the Available Shares of the number or amount of Available Shares that have been elected to be purchased by the Company, and the Company shall set a reasonable place and time from the date thereof for the closing of the purchase and sale of the Available Shares. The number of Available Shares to be repurchased shall first be satisfied to the extent possible from the Available Shares held by the Management Stockholder at the time of delivery of the Repurchase Notice. If the number of Available Shares then held by the Management Stockholder is less than the number of Available Shares that the Company has elected to purchase, the Company shall purchase the remaining Available Shares elected to be purchased from the Permitted Transferees of such Management Stockholder under this Agreement pro rata, determined in each case according to the number of Available Shares held by such Permitted Transferees at the time of delivery of such Repurchase Notice (determined as nearly as practicable to the nearest whole share).

(c) The closing of the purchase of Available Shares pursuant to this Section 4.2 shall take place on the date designated by the Company in the Repurchase Notice, which date shall not be more than 60 days nor less than five days after the delivery of the Repurchase Notice. The Company will pay for Available Shares to be purchased pursuant to this Section 4.2 by delivery of (i) a check or wire transfer of funds or (ii) in the event the Company is prohibited by the Company’s Certificate of Incorporation, Bylaws, or applicable statutory or contractual provisions to purchase the Available Shares by check or a wire transfer, a subordinated unsecured promissory note or notes payable on commercially reasonable terms if the use of such a promissory note is not prohibited, in the aggregate amount of the purchase price for such shares. Any notes issued by the Company pursuant to this Section 4.2(c) shall be subject to any restrictive covenants (including limitations or restrictions on the payment of interest) to which the Company is subject at the time of such purchase. In the event the Company is, during such period, prohibited from purchasing such Available Shares, including by means of issuing a promissory note, then the Company shall have the right to assign such repurchase right to the Investor Stockholders, pro rata, in accordance with their Proportionate Percentages, or as the Investor Stockholders may otherwise agree. The purchasers of any Available Shares hereunder will be entitled to require all of the signatures of each seller of such Available Shares to be notarized and to receive representations and warranties from each such seller regarding (A) such seller’s power, authority and legal capacity to enter into such sale and to transfer valid right, title and interest in such Available Shares, (B) such seller’s ownership of such Available Shares and the absence of any liens, pledges, and other encumbrances on such Available Shares, and (C) the absence of any violation, default, or acceleration of any agreement or instrument pursuant to which such seller or the assets of such seller are bound as the result of such sale.

(d) Should the Company or any of its assignees elect to exercise the repurchase rights pursuant to this Section 4.2 and any seller fail to deliver all of such Capital Stock in accordance with the terms hereof, the purchaser of such Capital Stock hereunder may, at its option, in addition to all other remedies it may have, deposit the repurchase price in an escrow account administered by the Company or an independent third party (to be held for the benefit of and payment over to such seller in accordance herewith), whereupon the Company shall by written notice to such seller (i) cancel on its books the certificates(s) representing such Capital Stock registered in the name of such seller and (ii) issue to the purchaser, in lieu thereof, new certificate(s) representing such Capital Stock registered in the purchaser’s name, and all of the seller’s right, title, and interest in and to such Capital Stock shall terminate in all respects.

(e) In the event that Available Shares are repurchased pursuant to this Section 4.2, the holders of such Available Shares will take all steps necessary and desirable to obtain all required third-party, governmental and regulatory consents and approvals and take all other actions necessary and desirable to facilitate consummation of such repurchase(s) in a timely manner.

Section 4.3 Financial Reports.

(a) So long as Warburg continues to own 5% of more of the Common Stock it may be deemed to own as of the Closing by virtue of its ownership of Series B Preferred (calculated assuming that all shares of Series B Preferred have been converted at the Conversion Ratio then in effect), the Company shall furnish the following to Warburg:

(i) Within 30 days after the end of each month, an operating report with key operating metrics reasonably requested by Warburg, an unaudited consolidated balance sheet and unaudited related statement of income and statement of cash flows for such month prepared in accordance with U.S. generally accepted accounting principles, together with a comparison of such statements to the annual budget of the Company for such periods;

(ii) Within 60 days after the end of each quarter, an unaudited consolidated balance sheet as of the end of such quarter and unaudited related income statement and statement of cash flows for such quarter including any footnotes thereto (if any) prepared in accordance with U.S. generally accepted accounting principles, consistently applied, together with a comparison of such statements to the annual budget of the Company for such periods;

(iii) Within 90 days after the end of each year, an audited consolidated balance sheet as of the end of such fiscal year and the related consolidated income statement, statement of stockholders equity and statement of cash flows for such fiscal year prepared in accordance with U.S. generally accepted accounting principles, consistently applied and a signed audit letter from the Company’s auditors who shall be selected from among the “Big 4” nationally recognized accounting firms;

(iv) Within 30 days before the end of each fiscal year, a consolidated annual budget approved by the Board of Directors of the Company, together with a consolidated annual capital expenditure forecast;

(v) Prompt notice after the occurrence of any material event, notice of such event together with a summary describing the nature of the event and its impact on the Company; and

(vi) Such other information to the Stockholders entitled to receive information pursuant to this Section 4.3 as such Stockholders or their advisors may reasonably request.

(b) The Company shall furnish to Merrill Lynch (so long as Merrill Lynch has the right to appoint an Observer pursuant to Section 5.2(c)) the information described in Section 4.3(a)(i) through (vi) (so long as, in the case of information described in Section 4.3(a)(vi), Warburg shall have requested the same information), as well as all meeting materials distributed to the Board of Directors of the Company.

(c) Notwithstanding anything to the contrary contained in Section 6.12, the obligations of the Company to furnish information pursuant to this Section 4.3 (other than Section 4.3(e)) shall cease upon the closing of a Qualified Public Offering.

(d) The Company shall use its reasonable best efforts to cause the Board of Directors to hold meetings no less frequently than quarterly, and at such meetings the Company shall report to the Board of Directors on, among other things, its business activities, prospects and financial position.

(e) So long as Warburg continues to own 5% of more of the Common Stock it may be deemed to own as of the Closing by virtue of its ownership of Series B Preferred (calculated assuming that all shares of Series B Preferred owned by Warburg have been converted at the Conversion Ratio then in effect), the Company shall permit Warburg or its representatives to visit and inspect any of the properties of the Company, including its books of account and other records (and make copies of and take extracts from such books and records), and to discuss all aspects of the Company’s business, affairs, finances, and accounts with the Company’s officers and its independent public accountants, all at such reasonable times during the Company’s usual business hours and as often as Warburg may reasonably request and to consult with and advise management of the Company and its subsidiaries, upon reasonable notice at reasonable times from time to time, on all matters relating to the operation of the Company and its subsidiaries; and, to the extent the Company is required by Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare the reports described in Sections 4.3(a)(i), (ii) and (iii), the Company shall deliver to Warburg any annual reports, quarterly reports, and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as publicly available; provided, however, that at the Company’s request, Warburg shall execute and deliver to the Company a confidentiality agreement relating to any or all of the matters described in this Section 4.3(e) in a form reasonably acceptable to the Company (in addition to Warburg’s obligations under Section 6.14).

Section 4.4 Additional Covenants.

(a) Each Stockholder acknowledges and agrees that, upon any Liquidation Event, the receipt of proceeds by holders of Capital Stock shall be in accordance with Section 4 of the Certificate of Designations.

(b) The Company and each Stockholder covenant and agree that the Company shall not treat the Series B Preferred as “preferred stock” for purposes of Section 305(c) of the Code (as defined in the Stock Purchase Agreement) unless the Company receives an opinion of tax counsel based on a change in Law that such treatment is contrary to the Code or the treasury regulations promulgated thereunder.

(c) Each individual who executed and delivered this Agreement as a Stockholder in such individual’s capacity as authorized agent for an individual retirement account (each an “IRA”) or in such individual’s capacity as an officer, manager or general partner of another Person shall cause such IRA or other Person, as the case may be, to comply with the terms and provisions of this Agreement, including all obligations of such IRA or other Person, as the case may be, hereunder as a Management Stockholder or otherwise.

ARTICLE V

SPECIAL MANAGEMENT/GOVERNANCE PROVISIONS

Section 5.1 Certificate Of Incorporation: No Conflict With Agreement. Each Stockholder shall vote his shares of Capital Stock, and shall take all the actions necessary, to ensure that the Certificate of Incorporation and Bylaws of the Company do not, from time to time, conflict with the provisions of this Agreement; provided, however, that nothing in this Section 5.1 shall be interpreted as restricting in any respects the ability of the Investor Stockholders to amend the Certificate of Incorporation in accordance with the procedures established in this Agreement and the Certificate of Incorporation for such amendment.

Section 5.2 Board Of Directors.

(a) So long as Warburg continues to own 5% of more of the Common Stock it may be deemed to own as of the Closing by virtue of its ownership of Series B Preferred (calculated assuming that all shares of Series B Preferred owned by Warburg have been converted at the Conversion Ratio then in effect), from and after the date hereof and until the termination of this Section pursuant to Section 6.12, the Company shall exercise all authority under applicable Law, and the Stockholders and their assigns shall vote their shares of Capital Stock, at any regular or special meeting of stockholders called for the purpose of filling positions on the Board of Directors of the Company, or in any written consent executed in lieu of such meeting of stockholders and shall take all the actions necessary, to ensure that the Board of Directors shall consist of seven members (as provided below) and to ensure the election to the Board of Directors of the Company of the following individuals:

(i) two of whom shall be executive officers of the Company, of which one of whom shall be the chief executive officer of the Company, unless otherwise agreed by the Majority Holders (the “Management Nominee”);

(ii) one of whom shall be designated by Warburg Pincus Private Equity VIII, L.P., one of whom shall be designated by Warburg Pincus Private Equity IX, L.P. and two (or one if Warburg so elects) of whom shall be designated by Warburg (collectively, the “Warburg Nominees”); and

(iii) one (or two if there are three Warburg Nominees) of whom shall be selected by Warburg, after consultation with the chief executive officer of the Company, and approved by the Majority Holders (the “Independent Nominees”); provided, however, that an Independent Nominee (A) shall be independent of the Company and its subsidiaries, (B) shall not be an employee, advisor or consultant of the Company, an employee of a member of the Warburg Group or an employee of an entity that controls a member of the Warburg Group (but may be an employee of a Person that is controlled by (but is not a subsidiary of) a member of the Warburg Group other than the Company or a subsidiary of the Company) and (C) shall, in the good faith judgment of the holders of a majority of the outstanding Series B Preferred, have relevant midstream energy experience.

(b) So long as Warburg continues to own 5% or more of the Common Stock it may be deemed to own as of the Closing by virtue of its ownership of Series B Preferred (calculated assuming that all shares of Series B Preferred owned by Warburg have been converted at the Conversion Ratio then in effect), the Warburg Group shall have the right to have observers (each, an “Observer”) and any other person approved by the Board of Directors attend each meeting of the Board of Directors and any committee thereof.

(c) So long as Merrill Lynch continues to own 80% or more of the Common Stock it may be deemed to own as of the Closing by virtue of its ownership of Series B Preferred (calculated assuming that all shares of Series B Preferred owned by Merrill Lynch have been converted at the Conversion Ratio), Merrill Lynch shall have the right to have one Observer (who is reasonably acceptable to Warburg) attend each meeting of the Board of Directors and any committee thereof.

(d) The Company shall have an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and such other committees established by the Board of Directors in accordance with the Certificate of Incorporation and the Bylaws of the Company. The Warburg Nominees will be entitled to constitute a majority of the members of all committees of the Board of Directors.

(e) None of the Warburg Nominees who are employees of a member of the Warburg Group or any of their Affiliates, will receive any consideration for serving on the Board of Directors prior to the closing of a Qualified Public Offering. All of the members of the Board of Directors will be entitled to reimbursement for reasonable out-of-pocket expenses in attending meetings of the Board of Directors.

(f) Actions by the Board of Directors shall be decided by majority vote, except as otherwise provided herein or in the Certificate of Incorporation.

(g) The Company shall not do or agree to do, or permit any of its subsidiaries to do or agree to do, any of the following without the prior written consent of the Majority Holders (subject to Sections 5.2(h), 5.2(i) and 5.8):

(i) repurchase (directly, by merger or otherwise) any Capital Stock or equity-linked securities of the Company or any subsidiary of the Company other than Capital Stock purchased from Management Stockholders pursuant to this Agreement or the Stock Purchase Agreement;

(ii) issue (directly, by merger or otherwise) any Capital Stock or equity-linked securities of the Company or any subsidiary of the Company other than (A) stock or securities issued pursuant to the Stock Incentive Plans as in effect on the date hereof (including Management Stock issued thereunder), and any Capital Stock issued upon conversion or exercise thereof, and (B) Capital Stock or securities referred to in Sections 2.2(d)(iii), (v), (viii), (ix), (x), or (xi);

(iii) declare or pay any dividends or distributions on the Company’s Capital Stock, other than as required in the Certificate of Incorporation;

(iv) incur aggregate indebtedness in excess of $10,000,000;

(v) amend (by merger or otherwise) or otherwise modify the Company’s Certificate of Incorporation or Bylaws;

(vi) acquire or form any subsidiary; provided, however, that each holder of Series B Preferred agrees to consent to such acquisition or formation of a wholly owned subsidiary formed or incorporated under the laws of any jurisdiction in the United States if the Company agrees in an agreement in form and substance satisfactory to such holder in its reasonable discretion to the effect that: (i) such subsidiary’s board of directors and committees thereof will consist of the same individuals who serve on the Board of Directors and committees thereof of the Company and Stockholders having rights to Observers on the Board of Directors and committees thereof of the Company will have the same rights with respect to the boards of directors and committees of such subsidiaries; (ii) the officers of each subsidiary are to be those persons so identified by the Board of Directors; and (iii) the corporate governance, management, business and affairs of such subsidiary, including action taken at meetings or by written consent of such subsidiary’s board of directors or sole stockholder, is to be conducted in all respects as if (A) the provisions of such subsidiary’s certificate of incorporation and bylaws were identical to those of the Company and (B) the subsidiary was itself the corporation referred to in this Agreement as the “Company,” and thus was a party to this Agreement (except to the extent provisions of this Agreement clearly do not apply to a subsidiary);

(vii) enter into, modify, amend or terminate any transaction with any executive officers, directors, or Affiliates of the Company other than (A) compensatory arrangements with executive officers approved by the Compensation Committee (other than employment agreements with officers of the Company or any of its subsidiaries), (B) the offer and sale of Capital Stock or equity-linked securities of the Company or any subsidiary of the Company with respect to which a Preemptive Offer has been made pursuant to Section 2.2 hereof and with respect to which the Board of Directors has determined in good faith, by resolution, that such stock or securities are being issued for fair value, and (C) Capital Stock purchased from Management Stockholders pursuant to this Agreement or the Stock Purchase Agreement;

(viii) approve or effect an underwritten public offering of any Capital Stock;

(ix) approve or engage in any consolidation, merger or other business combination involving the Company;

(x) effect a Liquidation Event;

(xi) approve the Company’s annual budget;

(xii) approve or make any expenditure during the fiscal year covered by the Company’s annual budget approved in accordance with clause (x) above that in the aggregate exceed the aggregate amounts approved for all expenditures in the annual budget by more than $7,500,000;

(xiii) approve or enter into any material contract, agreement, commitment, guarantee or obligation, including those relating to hedging, derivatives or marketing except within limits previously approved by the Board of Directors;

(xiv) make any acquisitions during any fiscal year that in the aggregate exceed $5,000,000, or enter into any agreement, commitment or option with respect thereto;

(xv) sell or divest, or enter into any agreement, commitment or option to sell or divest, assets representing $5,000,000 or more in the aggregate; and

(xvi) grant or issue options or restricted stock pursuant to the Company’s 2005 Stock Incentive Plan or otherwise, other than the following, for which the prior written consent of the Majority Holders shall not be required: (1) options to purchase up to an aggregate of 566,736 shares with an exercise price of no less than the greater of $0.75 or the fair market value of a share of Common Stock on the date of the option grant, with a vesting schedule no more favorable than the Vesting for Management Stock contained in Section 4.1 of this Agreement (with respect to a Management Stockholder who is not an Original Management Member), and with a term of no more than 10 years, (2) options to purchase up to an aggregate of 2,487,902 shares with an exercise price of no less than $3.00 per share, with a vesting schedule no more favorable than the Vesting for Management Stock contained in Section 4.1 of this Agreement (with respect to a Management Stockholder who is not an Original Management Member), and with a term of no more than 10 years, (3) options to purchase an aggregate of 2,105,148 shares, with an exercise price of no less than $15.00 per share, with a vesting schedule no more favorable than the Vesting for Management Stock contained in Section 4.1 of this Agreement (with respect to a Management Stockholder who is not an Original Management Member), and with a term of no more than 10 years, (4) restricted stock of up to an aggregate of 6,178,382 shares of Common Stock; provided, however, that the foregoing grants and issuances shall only be permitted without the prior written consent of the Majority Holders to the extent any such grant or issuance is made pursuant to a form of stock option agreement or restricted stock agreement issued under the Company’s 2005 Stock Incentive Plan or any other incentive plan that has been approved by the Majority Holders.

(h) The Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Merrill Lynch (which consent shall not be unreasonably withheld or delayed), enter into any material transaction with the Warburg Group or any of its Affiliates (other than the Company, any subsidiary of the Company or any manager, director or officer of the Company or any subsidiary of the Company). The foregoing limitation shall not apply to: (i) transactions contemplated by this Agreement (it being understood that transactions between the Company or any of its subsidiaries and the Warburg Group or its Affiliates (other than the Company, any subsidiary of the Company or any manager, director or officer of the Company or any subsidiary of the Company) permitted pursuant to Section 5.2(g) (other than Sections 5.2(g)(ii), 5.2(g)(iii), 5.2(g)(v) and 5.2(g)(x)) shall not be deemed to be contemplated by this Agreement), (ii) issuances by the Company of New Securities to the Warburg Group for which Merrill Lynch has preemptive rights under Section 2.2, or (iii) transactions in the ordinary course of business between the Company and portfolio companies of the Warburg Group. For purposes of this Section 5.2(h), if Merrill Lynch does not deliver to the Company a written objection to a request for consent within 20 days of the delivery of such a request for consent, Merrill Lynch shall be deemed to have consented to such request.

(i) So long as Merrill Lynch continues to own 80% or more of the Common Stock it may be deemed to own as of the Closing by virtue of its ownership of Series B Preferred (calculated assuming that all shares of Series B Preferred owned by Merrill Lynch have been converted at the Conversion Ratio), the Company shall not, without the prior written consent of Merrill Lynch (which consent shall not be unreasonably withheld or delayed), declare or pay any dividend or distribution on any Common Stock or other capital stock of the Company ranking junior to the Series B Preferred with respect to the payment of dividends or any distributions of assets upon any Liquidation Event, other than a dividend payable solely in Common Stock or other securities and rights convertible into or entitling the holder of such rights to receive solely shares of Common Stock or other capital stock of the Company ranking junior to the Series B Preferred with respect to the payment of dividends or any distributions of assets upon any Liquidation Event and other than dividends or distributions declared or paid after such time as the Purchase Price (as such term is defined in the Certificate of Designations) of each outstanding share of Series B Preferred is $0.

Section 5.3 Removal. Warburg Nominees and Independent Nominees may be removed during his or her term of office, with or without cause, only by the Person or Persons then entitled to designate such Warburg Nominee or Independent Nominee pursuant to Section 5.2(a). If any Person is entitled to and desires to remove a director, then each Stockholder hereby agrees to vote all shares of Capital Stock owned by such Stockholder to effect such removal or consent in writing to effect such removal upon request. If a Person serving as the Management Nominee ceases to be chief executive officer of the Company but fails to resign as a director of the Company, all the Stockholders shall act promptly to remove such director and elect in such director’s place the then current chief executive officer.

Section 5.4 Vacancies. In the event that a vacancy is created on the Board of Directors by the death, Disability, retirement, resignation or removal (with or without Cause) of a director, each Stockholder will as soon as practicable vote for, and cause the directors designated by it to vote for, the individual designated to fill such vacancy by the Stockholders (or representative) then entitled to fill such vacancy pursuant to Section 5.2 hereof, and the Company shall exercise all authority under applicable Law to give effect to this Section 5.4. If a vacancy exists with respect to the chief executive officer of the Company, a majority of the Board shall select a new chief executive officer of the Company.

Section 5.5 Covenant To Vote. Each Stockholder hereby agrees to take all actions necessary to call, or cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of the stockholders of the Company and to vote all shares of the Capital Stock owned or held of record by such Stockholder at any such annual or special meeting in favor of, or take all actions by written consent in lieu of any such meeting necessary to cause, the election as members of the Board of Directors of those individuals so designated in accordance with, and otherwise to effect the intent of Article V. In addition, each Stockholder agrees to vote the shares of Capital Stock owned by such Stockholder upon any other matter arising under this Agreement submitted to a vote of the Stockholders in a manner that will implement the terms of this Agreement. If Stockholders owning Common Stock are ever entitled by Law or otherwise to vote on any matter as a separate class, in contrast to voting with the Series B Preferred as a single combined class, then each Stockholder agrees to vote such Stockholder’s shares of Common Stock in such a manner so that the outcome of the vote of the holders of the Common Stock voting as a single class is the same as the outcome of the vote of the holders of the Common Stock and Series B Preferred voting on such matter as a single combined class. Each Management Stockholder agrees that, with respect to any of its Unvested Shares, such Management Stockholder will vote such Unvested Shares on any matter submitted to a vote of the stockholders of the Company in a manner such that all Unvested Shares held by all Management Stockholders will have voted in the same proportion with respect to such matter as the Series B Preferred Stock is voted.

Section 5.6 Business Opportunities. The Company shall not amend, modify or revoke the provisions set forth in Article Thirteenth of the Certificate of Incorporation at any time while any Investor Stockholder holds Capital Stock. Each Stockholder hereby agrees to take all actions necessary or desirable to effect the foregoing sentence, including voting for or consenting to amendments to the Certificate of Incorporation.

Section 5.7 Investor Stockholder Rights.

(a) At any time when shares of Series B Preferred are outstanding, upon request of the Majority Holders given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a series, the Company shall immediately undertake to cause the removal of the Management Nominee and/or the termination of the chief executive officer of the Company.

(b) Each Stockholder hereby covenants and agrees that it shall vote its Capital Stock to enforce compliance with Section 5.7(a), including without limitation, voting to remove any director who fails to comply with a request properly made under Section 5.7(a).

Section 5.8 Amendments to Certificate of Incorporation. The Company shall not, without the prior written consent of Merrill Lynch, if it is then a stockholder of the Company, make any amendment to the Certificate of Incorporation that adversely affects the rights of Merrill Lynch thereunder in a manner that is disproportionate to the impact such amendment would have on the rights of the Warburg Group thereunder; provided, however, that in all events the Company shall be permitted to amend the Certificate of Incorporation without the prior written consent of Merrill Lynch to (i) increase the Company’s authorized capitalization; (ii) designate any new series of Preferred Stock; (iii) change the name of the Company; or (iv) amend any provision of the Certificate of Incorporation in connection with an Approved Sale. Each Stockholder hereby agrees to take all actions necessary or desirable to effect the foregoing sentence, including voting against or refusing to consent to amendments to the Certificate of Incorporation that are in violation of this Section 5.8.

Section 5.9 VCOC Rights. Certain rights set forth in this Article V are, in part, intended to satisfy the requirement of contractual management rights for purposes of qualifying the ownership interests of each of certain Investor Stockholders in the Company as venture capital investments for purposes of the Department of Labor’s “plan assets” regulations (“Contractual Management Rights”), and in the event such rights are not satisfactory for such purpose or are lost by reason of the operation of this Agreement, the Company and each of such Investor Stockholders shall reasonably cooperate in good faith to agree upon mutually satisfactory Contractual Management Rights which satisfy such regulations.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Manner Of Giving Notice. All notices required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following address (or any other address that any such party may designate by written notice to the other parties):

If to the Company, at:

Targa Resources Investments Inc.

1000 Louisiana Street, Suite 4700

Houston, Texas 77002

Fax: (713) 584-1110

Attention: General Counsel

If to any Stockholder, at his address as set forth on Exhibit A of this Agreement.

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by nationally recognized overnight delivery service, be deemed received the first Business Day after being sent; and shall, if delivered by mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail.

Section 6.2 Waiver Of Notice. Whenever any notice is required to be given to any Stockholder of the Company under the provisions of this Agreement, a waiver thereof in writing signed by the Person or Persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a Stockholder at a meeting of the Stockholders shall constitute a waiver of notice of such meeting, except where a Stockholder attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 6.3 Counterpart Signatures. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the Stockholders hereto so long as each counterpart shall be signed and delivered by one or more of the Stockholders hereto and so long as the other Stockholders shall sign and deliver at least one counterpart which shall be delivered to the Company.

Section 6.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of (and to the extent of) each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 6.5 Joinder Of Spouses. The spouses of all married Stockholders have joined in the execution of this Agreement in order to evidence their agreement and consent to be bound by the terms and conditions hereof as to their interest, whether as community property or otherwise, if any, in the shares of Capital Stock owned by their respective spouses.

Section 6.6 Entire Agreement; Amendments; Agreement Controls.

(a) This Agreement together with the agreements specifically referenced herein constitute the entire agreement among the parties hereto and their respective Affiliates with respect to the subject matter hereof and supersede all prior contracts, agreements and understandings, whether written or oral, among some or all of the parties hereto and their respective Affiliates with respect to the subject matter hereof. The provisions of this Agreement may only be amended, modified or waived with the prior written consent of the Company and the Warburg Group; provided, however, that (A) any such amendment, modification, or waiver (except as provided in clauses (C) and (D) below) that would adversely affect the rights hereunder of any Stockholder, in its capacity as a Stockholder, without similarly affecting the rights hereunder of all Stockholders of the same class, in their capacities as Stockholders of such class, that would affect a Stockholder’s right to exercise its preemptive rights pursuant to Section 2.2 or that would impose any material obligation on any Stockholder, shall not be effective as to such Stockholder without its prior written consent, (B) any amendment, modification or waiver that adversely affects in any material respect the economic ownership interest in the Company of any Management Stockholder, in such Management Stockholder’s capacity as a Stockholder shall not be effective as to the Management Stockholder without the written consent of either (i) Rene Joyce, if he is then the Chief Executive Officer of the Company, or (ii) Management Stockholders then owning a majority of the Common Stock (assuming that all shares of Series B Preferred Stock then owned by the Management Stockholders have been converted at the Conversion Ratio) then held by all Management Stockholders, (C) Exhibit A to this Agreement shall be deemed to be automatically amended from time to time to reflect issuances and transfers of shares of Common Stock and Series B Preferred made in compliance with this Agreement and the Stock Purchase Agreement without requiring the consent of any party, and the Company will, from time to time, distribute to the Stockholders a revised Exhibit A to reflect any such changes, (D) Sections 5.2 (other than 5.2(a)(i)), 5.3 and 5.4 may be amended with the written consent of the Company and the Majority Holders, and (E) so long as Merrill Lynch is entitled to rights pursuant to the provisions of Section 4.3(b), 5.2(c), 5.2(h) or 5.8 or this Section 6.6, such Sections may only be amended with the written consent of Merrill Lynch.

(b) No waiver of any provision hereof by any party shall be deemed a waiver by any other party nor shall any such waiver by any party be deemed a continuing waiver of any matter by such party.

(c) No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any person not a party to this Agreement.

Section 6.7 Governing Law And Venue. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law principles of such state.

Section 6.8 Consent To Jurisdiction; Waiver of Trial By Jury And Certain Damages.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute or proceeding may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, or proceeding of the nature specified in Section 6.8(a) above by the mailing of a copy thereof in the manner specified by the provisions of Section 6.1.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(d) Neither the Company nor any Stockholder shall be liable to any of the other such Persons for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether based on contract, tort (INCLUDING NEGLIGENCE), strict liability, violation of any applicable deceptive trade practices act or similar law or any other legal or equitable principle, and the Company and each Stockholder release each of the other such Persons from liability for any such damages.

Section 6.9 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Stockholder and his respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives, and by their signatures hereto, the Company and each Stockholder intend to and do hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective permitted successors and assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. The rights under this Agreement may be assigned by a Stockholder to a transferee of all or a portion of such Stockholder’s Capital Stock, transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Capital Stock transferred.

Section 6.10 Future Actions. The Company and the Stockholders shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein, including, if necessary, and subject to Section 5.8, any action required to authorize and direct the officers and directors of the Company to amend the Company’s Certificate of Incorporation so that this Agreement is enforceable under the Laws of the state in which the Company is incorporated.

Section 6.11 Construction. Unless the context requires otherwise: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation,” (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Exhibits attached hereto, and not to any particular subdivision unless expressly so limited, and (e) references to Exhibits are to the items identified separately in writing by the parties hereto as the described Exhibits attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein. The descriptive headings used herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

Section 6.12 Termination Of This Agreement. The provisions of Section 2.2, Article III (other than Section 3.1(a)), Section 4.3 and Article V (other than Section 5.6) shall terminate, and have no further force or effect, in respect of any party hereto upon the earliest of the following (i) the consummation of an Approved Sale pursuant to Section 3.7, (ii) the written consent of the Company, the Warburg Group and Merrill Lynch, so long as Merrill Lynch is entitled to an Observer pursuant to Section 5.2(c), (iii) the dissolution, liquidation or bankruptcy of the Company, or (iv) the closing of a Qualified Public Offering; provided, however, that the provisions of Section 4.3(e) shall survive the closing of a Qualified Public Offering. Furthermore, the provisions of Article III (other than Sections 3.1(a) and 3.7) shall terminate and have no force or effect upon the occurrence of a Change of Control.

Section 6.13 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number or percentage of shares of Capital Stock, or a price per share of such Capital Stock, or consideration received in respect of such Capital Stock, then, upon the occurrence of any subdivision, combination, or stock dividend of such Capital Stock, the specific number or percentage of shares or the price so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such Capital Stock by such subdivision, combination, or stock dividend.

Section 6.14 Confidentiality. Each Stockholder agrees that all Confidential Information (as defined below) shall be kept confidential by such Stockholder and shall not be disclosed by such Stockholder in any manner whatsoever; provided, however, that (i) any of such Confidential Information may be disclosed to directors, officers, employees and authorized representatives (including without limitation attorneys, accountants, consultants, bankers and financial advisors) of such Stockholder (collectively, for purposes of this Section 6.14, “Representatives”), each of which Representatives shall be bound by the provisions of this Section 6.14, (ii) any disclosure of Confidential Information may be made to the extent to which the Company consents in writing, (iii) any disclosure may be made of the terms of a Stockholder’s investment in the Company pursuant to the Stock Purchase Agreement or this Agreement and the performance of that investment to the extent in compliance with applicable Law; provided that as promptly as practicable and prior to making such disclosure (other than disclosure under (iii) above), the Stockholder advises the Company that the Stockholder is required to disclose the Confidential Information and consults with the Company regarding such disclosure, and provided, further, that the Stockholder discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required; (iv) any disclosure may be made of Confidential Information to a Stockholder’s partners, members, stockholders, prospective partners, members, stockholders or affiliates or their authorized representatives, each of whom shall be bound by the provisions of this Section 6.14 as if a “Stockholder,” and (v) Confidential Information may be disclosed by any Stockholder or any Representative to the extent that the Stockholder or Representative has received advice from its counsel that it is legally compelled to do so, provided that, prior to making such disclosure, the Stockholder or Representative, as the case may be, advises the Company as soon as the Stockholder or Representative is requested to disclose the Confidential Information, consults with the Company regarding such disclosure and, if reasonably requested by the Company, assists the Company, at the Company’s expense, in seeking a protective order to prevent the requested disclosure, and provided, further, that the Stockholder or Representative, as the case may be, discloses only that portion of the Confidential Information as is, based on the advice of its counsel, legally required. The term “Confidential Information,” as used herein, means all confidential and proprietary information (irrespective of the form of communication) obtained by or on behalf of the Stockholder from the Company or its representatives, other than information which (i) was or becomes generally available to the public other than as a result of a breach of this Agreement by such Stockholder or any Representative, (ii) was or becomes available to such Stockholder on a nonconfidential basis prior to disclosure to the Stockholder by the Company or its representatives, (iii) was or becomes available to the Stockholder from a source other than the Company and its representatives, provided that such source is not known by such Stockholder to be bound by a confidentiality agreement with the Company, or (iv) is independently developed by the Stockholder without the use of any such information received under this Agreement.

Section 6.15 Certain Tax Considerations. THE IMPOSITION OF THE RIGHTS OF REPURCHASE UNDER THIS AGREEMENT MAY RESULT IN ADVERSE TAX CONSEQUENCES THAT MAY BE AVOIDED OR MITIGATED BY FILING AN ELECTION UNDER CODE SECTION 83(B). SUCH ELECTION MAY BE FILED ONLY WITHIN 30 DAYS AFTER THE DATE OF ACQUISITION OF CAPITAL STOCK. EACH STOCKHOLDER SHOULD CONSULT WITH SUCH STOCKHOLDER’S TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF EXECUTING THIS AGREEMENT AND THE ADVANTAGES AND DISADVANTAGES OF FILING THE CODE SECTION 83(B) ELECTION. EACH OF THE STOCKHOLDERS ACKNOWLEDGES THAT IT IS SUCH STOCKHOLDER’S SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(B), EVEN IF SUCH STOCKHOLDER REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON BEHALF OF SUCH STOCKHOLDER.

Section 6.16 Termination of Original Agreement. By execution and delivery of this Agreement, Targa and each Stockholder that is a party to the Original Agreement acknowledges and agrees that this Agreement hereby amends, restates and supercedes the Original Agreement in its entirety and that the Original Agreement is hereby of no further force or effect. Notwithstanding the foregoing, in the event that the Stock Purchase Agreement is terminated prior to the occurrence of the Closing, the parties hereto acknowledge and agree that the provisions of this Agreement shall not apply and shall automatically be of no further force or effect and the terms and provisions of the Original Agreement shall be reinstated in all respects except (i) the definition of the term the “Company” shall be amended to mean Targa Resources Investments Inc. for all purposes in the Original Agreement and (ii) shares of Common Stock and Series A Preferred issued pursuant to the Merger shall at all times be Excluded Securities for all purposes in the Original Agreement. Each of Targa and the Stockholders that is a party to the Original Agreement further acknowledges and agrees that the provisions under “General” in Targa’s Bylaws dated as of February 27, 2004 shall no longer have any force or effect and that from and after the date hereof, neither the Original Agreement nor this Agreement shall govern or otherwise modify the Bylaws of Targa.

Section 6.17 Closing under Stock Purchase Agreement. Notwithstanding anything to the contrary herein, nothing herein shall prohibit, restrict, limit or otherwise require any consent, waiver or giving of notice with respect to the consummation of the transactions contemplated by the Stock Purchase Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.

COMPANY:

TARGA RESOURCES INVESTMENTS INC.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President

TARGA RESOURCES, INC.

By:	/s/ Joe Bob Perkins
Name:	Joe Bob Perkins
Title:	President

Signature Page to Stockholders’ Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.

INVESTOR STOCKHOLDERS:

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

By:	Warburg Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Peter R. Kagan
Partner

WARBURG PINCUS NETHERLANDS PRIVATE EQUITY VIII I, C.V.

By:	Warburg Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Peter R. Kagan
Partner

WARBURG PINCUS GERMANY PRIVATE EQUITY VIII, K.G.

By:	Warburg Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Peter R. Kagan
Partner

Signature Page to Stockholders’ Agreement

WARBURG PINCUS PRIVATE EQUITY IX, L.P.

By:	Warburg Pincus Partners LLC, its General Partner

By:	Warburg Pincus & Co., its Managing Member

By:	/s/ Peter R. Kagan
Partner

MERRILL LYNCH VENTURES L.P. 2001

By:	Merrill Lynch Ventures, LLC, its general partner

By:	/s/ Christopher Birosak
Christopher Birosak EVP

Signature Page to Stockholders’ Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day, month and year first above written.

MANAGEMENT STOCKHOLDERS:

/s/ Rene R. Joyce
Rene R. Joyce, individually and as authorized agent for the Individual Retirement Account for the benefit of Rene R. Joyce

/s/ Roy E. Johnson
Roy E. Johnson, individually and as authorized agent for the Individual Retirement Account for the benefit of Roy E. Johnson

/s/ Joe Bob Perkins
Joe Bob Perkins, individually and as authorized agent for the Individual Retirement Account for the benefit of Joe Bob Perkins

/s/ Michael A. Heim
Michael A. Heim, individually and as authorized agent for the Individual Retirement Account for the benefit of Michael A. Heim

/s/ Jeffrey J. McParland
Jeffrey J. McParland, individually and as authorized agent for the Individual Retirement Account for the benefit of Jeffrey J. McParland

/s/ Paul W. Chung
Paul W. Chung, individually and as authorized agent for the Individual Retirement Account for the benefit of Paul W. Chung

Signature Page to Stockholders’ Agreement

HARRIET AND JOE B. FOSTER

/s/ Harriet Foster
Harriet Foster

/s/ Joe B. Foster
Joe B. Foster

SUGARBERRY PARTNERS, LTD.

By:	Sugarberry GP, LLC, its general partner

By:	/s/ Joe B. Foster
Joe B. Foster, authorized manager

/s/ Joe B. Foster
Joe B. Foster, individually

JAMES W. AND VIRGINIA WHALEN

/s/ James W. Whalen
James W. Whalen

/s/ Virginia Whalen
Virginia Whalen

/s/ James W. Whalen
James W. Whalen, individually

Signature Page to Stockholders’ Agreement

CHARLES R. AND VICKI KARYN CRISP, JOINT TENANTS

/s/ Charles R. Crisp
Charles R. Crisp

/s/ Vicki Karyn Crisp
Vicki Karyn Crisp,

/s/ Charles R. Crisp
Charles R. Crisp, individually

Signature Page to Stockholders’ Agreement

SPOUSAL CONSENT

The spouse of the Stockholder executing the foregoing Amended and Restated Stockholders’ Agreement (or the counterpart signature page above) is aware of, understands, and consents to the provisions of the foregoing Amended and Restated Stockholders’ Agreement and its binding effect upon any community property interest or marital settlement awards he or she may now or hereafter own or receive, and agrees that the termination of his or her marital relationship with Stockholder for any reason shall not have the effect of removing any shares of Capital Stock subject to the Amended and Restated Stockholders’ Agreement from the coverage thereof and that his or her awareness, understanding, consent, and agreement is evidenced by his or her signature below.

[Spouse’s Name]

EXHIBIT A

LIST OF STOCKHOLDERS AND SHARE OWNERSHIP

Stockholder (Name and Address)	Shares of Series B Preferred Stock Owned	Shares of Common Stock Owned
Investor Stockholders
Warburg Pincus Private Equity VIII, L.P., 466 Lexington Avenue, 11th Floor, New York, NY, 10017	3,493,396	—

Warburg Pincus Netherlands Private Equity VIII I C.V., 466 Lexington Avenue, 11th Floor, New York, NY, 10017	101,258	—

Warburg Pincus Germany Private Equity VIII K.G., 466 Lexington Avenue, 11th Floor, New York, NY, 10017	10,129	—

Warburg Pincus Private Equity IX, L.P., 466 Lexington Avenue, 11th Floor, New York, NY, 10017	2,025,500	—

Merrill Lynch Ventures L.P. 2001 4 WFC 23rd Floor New York, NY 10080	500,000	—

Management Stockholders
Rene R. Joyce 1005 S. Shepherd #807 Houston, Texas 77056	51,531	—

Roy E. Johnson 718 Tirrell Street Houston, Texas 77019	38,687	—

Joe Bob Perkins 83 Williamsburg Lane Houston, Texas 77024	54,073	—

Michael A. Heim 2911 University Boulevard Houston, Texas 77005	38,687	—

Jeffrey J. McParland 5346 Holly Springs Drive Houston, Texas 77056	33,199	—

Stockholder (Name and Address)	Shares of Series B Preferred Stock Owned	Shares of Common Stock Owned
Individual Retirement Account for the benefit of Rene R. Joyce 1005 S. Shepherd #807 Houston, Texas 77056	13,613	—

Individual Retirement Account for the benefit of Roy E. Johnson 718 Tirrell Street Houston, Texas 77019	10,691	—

Individual Retirement Account for the benefit of Joe Bob Perkins 83 Williamsburg Lane Houston, Texas 77024	2,495	—

Individual Retirement Account for the benefit of Michael A. Heim 2911 University Boulevard Houston, Texas 77005	9,441	—

Individual Retirement Account for the benefit of Jeffrey J. McParland 5346 Holly Springs Drive Houston, Texas 77056	6,806	—

Paul W. Chung 4424 Lula Street Bellaire, Texas 77401	1,500	—

Individual Retirement Account for the benefit of Paul W. Chung 4424 Lula Street Bellaire, Texas 77401	8,306	—

Harriet and Joe B. Foster 10000 Memorial Drive, Suite 520 Houston, Texas 77024	13,844	—

Sugarberry Partners, Ltd. 10000 Memorial Drive, Suite 520 Houston, Texas 77024	13,844	—

Joe B. Foster 10000 Memorial Drive, Suite 520 Houston, Texas 77024	1,175	—

James W. and Virginia Whalen 150 Gessner, Unit 6E Houston, Texas 77024	14,075	—

James W. Whalen 150 Gessner, Unit 6E Houston, Texas 77024	1,175	—

Stockholder (Name and Address)	Shares of Series B Preferred Stock Owned	Shares of Common Stock Owned
Charles R. and Vicki Karyn Crisp, Joint Tenants 124 Melrose Drive Montgomery, Texas 77356	8,806	—

Charles R. Crisp 124 Melrose Drive Montgomery, Texas 77356	1,175	—

EXHIBIT B

ADDENDUM AGREEMENT

This Addendum Agreement is made this          day of                     , 200  , by and between                                          (the “New Stockholder”) and                     , the New Stockholder’s spouse, and Targa Resources Investments Inc., a Delaware corporation (the “Company”), pursuant to a certain Amended and Restated Stockholders’ Agreement dated as of October     , 2005, as amended from time to time (the “Agreement”), between and among the Company and certain of its stockholders (the “Stockholders”).

WITNESSETH:

WHEREAS, the Company and the Stockholders and their respective spouses entered into the Agreement to impose certain restrictions and obligations upon themselves, and to provide certain rights, with respect to the Company’s Capital Stock (as defined in the Agreement); and

WHEREAS, the New Stockholder desires to become a stockholder of the Company; and

WHEREAS, the Company and the Stockholders have required in the Agreement that all persons to whom shares of the Capital Stock subject to the Agreement are transferred and any other person acquiring shares of the Capital Stock must enter into an Addendum Agreement binding the New Stockholder and the New Stockholder’s spouse to the Agreement to the same extent as if they were original parties thereto and imposing the same restrictions and obligations on the New Stockholder, the New Stockholder’s spouse and the shares of Capital Stock to be acquired by the new Stockholder as are imposed upon the Stockholders under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties and as a condition of the purchase or receipt by the New Stockholder of the Capital Stock, the New Stockholder and the New Stockholder’s spouse acknowledge that they have received and read the Agreement and that the New Stockholder and the New Stockholder’s spouse shall be bound by, and shall have the benefit of, all of the terms and conditions set out in the Agreement to the same extent as if they were original parties to the Agreement. This Addendum Agreement shall not be attached to and become a part of the Agreement.

The New Stockholder shall become a [Management/Investor] Stockholder.

[The spouse of the New Stockholder joins in the execution of this Addendum Agreement for the purpose set forth in Section 6.5 of the Agreement.]

B - 1

New Stockholder	New Stockholder’s Spouse

Address:

AGREED TO on behalf of the Stockholders of the Company pursuant to Section 3.1 of the Agreement.

TARGA RESOURCES INVESTMENTS INC.

By:

Printed Name and Title

B - 2